Exhibit 99.2

Certain Information Included in the Preliminary Offering Memorandum,
Circulated in Connection with the Senior Notes on June 18, 2003

OFFERING MEMORANDUM SUMMARY

Our Company

     We are the largest commercial operator of fitness centers in North America. Our fitness centers offer members state-of-the-art fitness facilities featuring a wide selection of cardiovascular and strength equipment and extensive personal training, weight-management and group exercise services. In addition, many of our fitness centers include pools, racquet courts, or other athletic facilities. As of March 31, 2003, we operated 413 fitness centers serving 4.0 million members. Our fitness centers are concentrated in major metropolitan areas in 29 states and Canada, with 348 fitness centers located in the top 25 metropolitan areas in the United States and Toronto, Canada. We operate fitness centers in over 50 major metropolitan areas representing 63% of the United States’ population. By clustering our fitness centers in major metropolitan areas, we are able to reach more existing and potential members while achieving marketing and operating efficiencies. Our net revenues, cash flows from operations and EBITDA for the year ended December 31, 2002 were $913.1 million, $53.5 million and $129.5 million, respectively. Excluding special charges of $72.2 million recorded during the year, our net revenues and EBITDA were $968.1 million and $201.7 million, respectively. As adjusted for accelerated collections resulting from sales of our receivables, our cash flows from operations were $88.2 million.

     Our members made an estimated 150 million visits to our fitness centers in 2002. Our active member base provides a ready market for ancillary services such as personal training, weight management, and group fitness training programs and for products sold through our on-site Fitness Formula retail stores. We have created several lines of Bally-branded products that are marketed both to our members and to other consumers through third-party retail outlets. One of our most successful product lines is our private-label diet and performance nutritional supplements. In addition, we have licensed the Bally brand to third-party manufacturers of fitness equipment.

     Our primary target market is the 18 to 34-year old, middle income segment of the population. This market segment is serviced by the majority of our fitness centers which use the Bally Total Fitness® service mark. The nationwide use of this service mark enhances brand identity and increases advertising efficiencies. To supplement the Bally-branded clubs and to facilitate our market segmentation strategy, we have opened or acquired 47 facilities during the past few years that operate under upscale brands, such as Crunch Fitness, The Sports Clubs of Canada, Pinnacle Fitness and Gorilla Sports. These upscale brands primarily target the 18 to 49-year old, upper income segment of the population.

Industry Overview

     The fitness industry has benefited from several key growth drivers, including increased focus on health and physical fitness, increased research and medical journal publications discussing the benefits of exercise in reducing the risk of many diseases, and the aging of the baby boomer generation and their children. Additionally, the industry has benefited from government reports from the Surgeon General (Report on Physical Activity & Health (1996) and the Call to Action to Prevent and Decrease Overweight and Obesity (2002)), which have emphasized the importance of exercise and physical fitness.

     The national fitness industry includes approximately 17,000 clubs with approximately 33.8 million members. The industry’s compound annual growth rate of revenues was 8.2% from $6.5 billion in 1993 to $12.2 billion in 2001, and its compound annual growth in the total number of clubs increased at a rate of 4.8%, from 11,655 in 1993 to 16,983 in 2001. The demand for club memberships rose in the same period at a faster pace than supply, as memberships increased at a compound annual growth rate of 5.0% from 22.9 million in 1993 to 33.8 million in 2001.

     Although the fitness industry benefits from tremendous growth over the last several years, the industry remains fragmented with less than 10% of commercial health clubs in the U.S. owned and operated by companies that own more than 25 clubs.

Company Strengths

     Largest Fitness Center Operator in North America. We are the largest commercial operator of fitness centers in North America in terms of revenues, number of members, and number and square footage of facilities and have over 40 years of operating experience. We hold a leading market position in many large metropolitan areas, including New York City, Los Angeles, Chicago, Baltimore/Washington D.C., Boston, Dallas, Houston, Detroit, San Francisco, Toronto, Portland, Seattle, Philadelphia, Atlanta and Miami. As of March 31, 2003, we operated 413 fitness centers serving 4.0 million members. Over 86% of our fitness centers are located in markets in which we have five or more facilities. We believe that our scale and concentration in major metropolitan areas achieves marketing and operating efficiencies, enhancing our value to members.

     Significant Brand Recognition. We believe the Bally brand is the most recognized name in the fitness industry and that this brand awareness increases the likelihood potential members will recognize our clubs as opposed to those of our competitors. This brand awareness has also allowed us to benefit from strategic marketing alliances with leading consumer product companies such as AOL Time Warner, PepsiCo, Colgate-Palmolive, Unilever, Gatorade, Kellogg Company and Kraft Foods. We are also capitalizing on the strength of our brand to expand franchising and joint venture programs domestically and internationally. Through these programs, we are extending the Bally brand into China, South Korea, Southeast Asia, the Bahamas, Mexico, and several secondary markets in the United States. We have also entered licensing arrangements with two of the leading fitness equipment manufacturers for the manufacture and distribution of Bally-branded home fitness equipment in the United States and Asia. Further, our licensed Bally Total Fitness line of portable exercise equipment, including hand and ankle weights, jump ropes and other personal fitness related merchandise, is carried in more than 4,000 retail stores in the United States and Canada and our Bally-branded nutritional products are sold in more than 2,700 retail outlets. We believe this brand awareness drives our strong member retention, enhances our ability to grow sales of ancillary Bally-branded products and services and facilitates strategic marketing alliances with major consumer product companies.

     Industry Leading Member Retention. We believe we have the highest member retention rates in our industry with an average annual retention of over 80%, compared with our competitors’ annual retention which we believe to be between 50-70%. Our retention success is driven by the quality and affordability of our membership plans and the commitment made by the joining member. In addition, we have the systems and expertise to track member usage of our facilities and deliver pricing discounts and special offers to retain members.

     Predictable and Growing Cash Flow. Our high member retention rates, large member base and substantially fixed operating costs result in predictable and growing cash flows. Nearly 90% of new members elect to finance their initial membership fee for up to 36 months, creating a liquid asset on our balance sheet with a history of stable and consistent cash flows. Our industry leading retention rates contribute to growing and predictable recurring dues collected from our members. These cash flows offset a substantially fixed cost operating structure, stable maintenance capital expenditure requirements of $30-$35 million per year and limited expansion plans for clubs, resulting in predictable and growing cash flow.

     Large Investment in Fitness Centers. During the past five years we have invested approximately $400 million in opening or acquiring fitness centers, as well as improving our existing fitness facilities. This investment has provided us with a strong base of modern, well-equipped facilities of which 30%, or approximately 140 clubs, are immature (which we define as having been in operation for less than five years). Our extensive experience has shown it takes nearly 10 years for a club’s membership base to fully mature, with the facility achieving its most significant membership growth during the third to seventh year. As a result, the earnings potential and return on capital invested in our immature clubs is yet to be fully realized.

     Product and Service Offerings. Prior to 1997, we provided only minimal services outside of membership programs. Today we employ over 5,000 personal trainers providing customized, interactive sessions to our members. We also offer a wide variety of private-label products, including diet and nutritional supplements, energy bars and performance drinks through our on-site retail stores. Revenue from products and services has grown from approximately $10.0 million in 1997 to over $215.0 million in 2002. We intend to leverage our broad membership base and brand strength to continue to expand our health-related products and services. During 2003, we expect revenues from products and services to be enhanced by the continuing penetration of existing programs and the addition of new offerings such as our recently launched Weight Management Program.

     Flexible Membership Plans. We offer a variety of membership options and payment plans. Our membership options range from single-club memberships to premium memberships, which provide additional amenities and access to all of our fitness centers nationwide. Similarly, we offer a broad range of payment alternatives. Most memberships sold consist of a substantial up front initial fee and relatively low monthly dues. We provide financing of the initial fee for up to 36 months at typical retail consumer interest rates. We also offer “pay-as-you-go” memberships, which require a smaller initial fee paid in cash and higher monthly payments for the duration of the membership. We believe offering membership financing requires a high level of technical infrastructure and operational expertise and, as a result, we are the only major fitness center operator currently offering both the financing and the pay-as-you-go options. We believe that this flexibility has greatly improved member retention, allowing us to offer more affordable membership programs and providing significant competitive advantages.

     Experienced Management Team. We believe that our management team is one of the most experienced in the industry. Our seven senior executives average over 14 years experience in the industry. We believe that our management team has the depth, experience and motivation to manage our controlled growth strategy.

Business Strategy

     Our continuing business focus is to maximize our yield-per-member and grow our membership base. We define yield-per-member as the dollar amount generated per member through initiation fees, monthly dues, products and services revenues and finance charges earned. Our average yield-per-member has increased from $148 in 1997 to $262 in 2002. We expect to continue to maximize our yield-per-member as well as grow our membership base using the following strategies:

     Optimize Our Product and Service Offerings. We are increasingly using our clubs for the delivery of value-added products and services such as personal training, private-label nutritional products, group exercise classes, fitness related merchandise, member magazines and our recently launched Weight Management Program. Integrating these ancillary products and services into our core fitness center operations positions Bally as the primary source for all of our members’ wellness and fitness needs. In addition, our private-label nutritional products are sold in over 2,700 select retail, grocery and drug store outlets and our licensed portable exercise equipment is sold in over 4,000 retail outlets. We are committed to the continuing development and integration of new and innovative products and services. Our extensive groupings of club operations and brand mix allow us to “test-market” new products and services without exposing our entire operation to the outcome of the introduction.

     Realize the Benefit of Recent Investments. Over the past five years we have invested approximately $400 million in greenfield expansion, acquisitions, and expansion of existing facilities. In order to strengthen operating results and cash flows, we began scaling back our club expansion plans during 2002 and will continue to do so for the next several years. We intend to focus our attention on improving operating margins and cash flows in our existing fitness centers to capitalize on our recent investments and to realize the benefits of reduced capital expenditures. Due to deferral accounting, our immature fitness centers generally require nearly a full year of operations before generating incremental operating income and EBITDA. By slowing club expansion, we intend to realize the cash flow benefits from reduced capital expenditures as well as the natural maturation of our existing clubs. During 2002 we had 134 immature clubs with an average direct club EBITDA of $0.6 million per club while our remaining 279 clubs generated over $1.1 million of average direct club EBITDA per club. We expect the immature clubs, as they mature, to contribute higher levels of cash flow.

     Expand and Optimize Our Marketing. We will continue to leverage the position of Bally as the most recognized brand name of fitness centers in North America. While we historically have relied on television advertising as the primary vehicle for marketing, we currently are exploring the use of other media outlets as well as nationally supported member referral programs. We have also begun to place a greater emphasis on corporate alliances and in-club marketing programs. Additionally, the Internet represents a relatively untapped opportunity to market the Bally brand. We have recently developed strategic web-based partnerships and added functionality to our web site to capture leads and contact information through the Internet for use in sourcing new members. Internationally, we continue to market the Bally brand through our joint venture and franchise program in China and our franchise programs in South Korea, Southeast Asia, Mexico and the Bahamas. Through these international relationships, over the next five years we believe it is possible to franchise over 50 fitness centers. We believe our targeted marketing initiatives in combination with our branded product and service offerings will lead to increased membership and profitability.

     Improve Operating Efficiencies. After a period of rapid expansion by adding new clubs in addition to the acquisition of most of our upscale brands, we are consolidating our operations to realize economies of scale. In particular, we have launched several initiatives to improve operating efficiencies and reduce operating costs, including staff reductions. We have also begun to eliminate local area offices, as well as to modify some of our incentive and compensation programs to reward profitability. In the second quarter of 2003, we launched several cost saving initiatives, which are expected to result in over $20 million of annualized cost savings.

     Our company is incorporated under the laws of the State of Delaware. Our executive offices are located at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631. Our telephone number is (773) 380-3000.

     We maintain a web site at www.ballyfitness.com that provides information about club locations, program offerings and on-line promotions. Information contained on this web site, however, is not incorporated into or otherwise a part of this offering memorandum.

Summary Historical Financial Information

     The following table sets forth our summary historical consolidated financial information for each of the years in the three year period ended December 31, 2002 and as of the end of each of such years, for the each of the three month periods ended March 31, 2003 and March 31, 2002 and as of the end of each such three month period and for the twelve month period ended March 31, 2003 and as of the end of such twelve month period. The selected consolidated financial and other data as of and for each of the years in the three year period ended December 31, 2002 were derived from our audited consolidated financial statements included elsewhere in this offering memorandum. The selected historical consolidated financial data as of and for the three months ended March 31, 2003 and March 31, 2002 have been derived from our unaudited consolidated financial statements, included elsewhere in this offering memorandum. The results for the three and twelve month periods ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year. The data presented below should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained elsewhere in this offering memorandum. All amounts are presented in thousands, except club-related data and ratios.

						Twelve Months
				Three Months Ended		Ended
	Year Ended December 31,			March 31,		March 31,

	2000	2001	2002	2002	2003	2003

Statement of Operations Data:
Net revenues:
Membership revenue	$659,279	$689,547	$730,589	$182,694	$173,079	$720,974
Products and services	110,869	144,926	217,667	52,417	75,138	240,388
Miscellaneous revenue	15,714	17,570	19,884	5,315	4,892	19,461
Special charge to membership receivable reserve	—	—	(55,000)	—	—	(55,000)

Total net revenues	785,862	852,043	913,140	240,426	253,109	925,823
Operating costs and expenses:
Fitness center operations	466,702	496,937	557,749	137,804	140,789	560,734
Products and services	71,716	91,376	141,570	33,033	47,021	155,558
Member processing and collection centers	43,486	42,304	45,340	10,952	11,000	45,388
Advertising	51,443	54,002	55,547	16,509	17,933	56,971
General and administrative	28,964	29,726	34,010	7,900	8,579	34,689
Special charges	6,500	6,700	17,227	—	—	17,227
Depreciation and amortization	65,605	73,202	74,423	17,439	19,575	76,559

Operating income (loss)	51,446	57,796	(12,726)	16,789	8,212	(21,303)
Finance charges earned	68,462	67,258	67,771	17,680	18,883	68,974
Interest expense	(62,058)	(58,848)	(55,468)	(14,643)	(13,985)	(54,810)
Other, net	1,760	751	(566)	74	(116)	(756)

Income (loss) before income taxes	59,610	66,957	(989)	19,900	12,994	(7,895)
Income tax benefit (provision)	19,000	13,750	4,517	(498)	(3,118)	1,897

Net income (loss) before cumulative effect of accounting change	$78,610	$80,707	$3,528	$19,402	$9,876	$(5,998)

						Twelve Months
				Three Months Ended		Ended
	Year Ended December 31,			March 31,		March 31,

	2000	2001	2002	2002	2003	2003

Balance Sheet Data (at period end):
Cash and equivalents	$13,074	$9,310	$12,907	$9,530	$15,892	$15,892
Installment contracts receivable, net	540,310	528,019	522,605	570,631	536,480	536,480
Total assets	1,560,624	1,716,890	1,771,874	1,787,454	1,774,289	1,774,289
Total long-term debt	691,938	665,171	726,754	679,818	720,103	720,103
Stockholders’ equity	297,842	512,734	529,476	532,247	539,560	539,560
Other Financial Data:
Cash provided by (used in):
Operating activities	$49,167	$101,772	$53,501	$27,945	$19,301	$44,857
Investing activities	(112,460)	(121,863)	(93,260)	(37,057)	(9,830)	(66,033)
Financing activities	52,917	16,327	43,356	9,332	(6,486)	27,538
Ratio of total debt to EBITDA(1)(2)	3.6	3.2	3.6	13.1	15.4	3.7
Ratio of EBITDA(1) to interest expense(2)	3.1	3.5	3.6	3.5	3.3	3.6
Ratio of earnings to fixed charges(2)	1.6	1.7	1.7	1.7	1.5	1.6
Club-Related Data:
Total number of clubs at end of period	384	405	410	406	413	413
Clubs opened or acquired	31	37	21	4	3	20
Clubs closed	10	16	16	3	—	13
Members at end of period	3,827,000	3,936,000	3,957,000	3,953,000	3,970,000	3,970,000
Yield per average number of members(2)	227	239	262	65	69	265

(1)	EBITDA is defined as operating income (loss) before depreciation and amortization plus finance charges earned. See “Securities and Exchange Commission Review.” We believe that operating income (loss) is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most directly comparable to EBITDA. The following table reconciles EBITDA with our operating income (loss) and all amounts are presented in thousands:

Reconciliation of Operating Income (Loss) to EBITDA

						Twelve Months
				Three Months		Ended
	Year Ended December 31,			Ended March 31,		March 31,

	2000	2001	2002	2002	2003	2003

Operating income (loss)	$51,446	$57,796	$(12,726)	$16,789	$8,212	$(21,303)
Add: Depreciation and amortization	65,605	73,202	74,423	17,439	19,575	76,559
Add: Finance charges earned	68,462	67,258	67,771	17,680	18,883	68,974

EBITDA (before special charges)	185,513	198,256	129,468	51,908	46,670	124,230
Add: Special charges	6,500	6,700	72,227	—	—	72,227

EBITDA	$192,013	$204,956	$201,695	$51,908	$46,670	$196,457

(2)	Excludes special charges.

RISK FACTORS

Risks Relating to our Business

The positive results achieved from introducing products and services during the most recent three years may not continue in the future.

     We have introduced a number of business initiatives to capitalize on our brand identity, distribution infrastructure, significant member base and frequency of visitation. These initiatives primarily focus on selling ancillary products and services to our members within our fitness centers and include: providing personal training services; selling private-label nutritional products; opening retail stores within our fitness centers that sell nutritional products, work-out apparel and related accessories; and rehabilitative and physical therapy services. However, before 1998, we had not previously generated significant revenues from any of these new business initiatives and they may not continue to be successful in the future. We have limited experience in marketing products to our members. The sale and marketing of nutritional products and workout apparel and related accessories and the provision of rehabilitative and physical therapy services involve significant risk of competition. See “Business—Competition.”

We may not be able to continue to compete effectively in each of our markets in the future.

     The fitness club industry is highly competitive. Within each market in which we operate, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. We also compete, to some extent, with entertainment and retail businesses for the discretionary income of our target markets. We may not be able to continue to compete effectively in each of our markets in the future. Additionally, competitive conditions may limit our ability to maintain or increase pricing of initial membership fees and may impact our ability to attract new members.

     As we pursue new business initiatives, particularly the sale of nutritional products and apparel, we will be competing against large, established companies with more experience selling products on a retail basis. In some instances, our competitors for these products have substantially greater financial resources than us. We may not be able to compete effectively against these established companies.

We are subject to extensive government regulation and changes in these regulations could have a negative effect on our financial condition.

     Our operations and business practices are subject to federal, state and local government regulations in the various jurisdictions in which our fitness centers are located and where our nutritional products are sold, including:

•	general rules and regulations of the Federal Trade Commission (the “FTC”), state and local consumer protection agencies and state statutes that prescribe provisions of membership contracts and that govern the advertising, sale, financing and collection of membership fees and dues;

•	state and local health regulations; and

•	federal regulation of health and nutritional supplements.

     We are also a party to several state and federal consent orders. These consent orders essentially require continued compliance with applicable laws and require us to refrain from activities not in compliance with applicable laws. From time to time, we make minor adjustments to our operating procedures to remain in compliance with applicable laws and we believe our operations are in material compliance with all applicable statutes, rules and regulations. Our failure to comply with these statutes, rules and regulations may result in fines or penalties. These may include regulatory or judicial orders enjoining or curtailing aspects of our operations. It is difficult to predict the future development of such laws or regulations, and although we are not aware of any proposed changes, any changes in such laws could have a material adverse effect on our financial condition and results of operations.

     We are, and have been in the past, named as defendants in a number of purported class action lawsuits based on alleged violations of state and local consumer protection laws and regulations governing the sale, financing and collection of membership fees. To date we have successfully defended or settled such lawsuits without a material adverse effect on our financial condition or results of operation. However, we cannot assure you that we will be able to successfully defend or settle all pending or future purported class action claims, and our failure to do so may have material adverse effect on our financial condition. See “Business—Government Regulation.”

Our trademarks and trade names may be misappropriated or subject to claims of infringement.

     We attempt to protect our trademarks and trade names through a combination of trademark and copyright laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

If we do not retain our key personnel or fail to attract and retain other highly skilled employees our business will suffer.

     The success of our business is heavily dependent on the leadership of our key management personnel, including: Paul Toback, our Chairman, President and Chief Executive Officer; John Dwyer, our Chief Financial Officer; William Fanelli, our Senior Vice President, Finance; Cary Gaan, our General Counsel; Harold Morgan, our Chief Administrative Officer and John Wildman, our Chief Operating Officer. Currently we have entered into employment agreements with Messrs. Toback, Dwyer, Fanelli, Gaan, Morgan and Wildman. If any of these persons were to leave, it might be difficult to replace them, and our business could be harmed. See “Management.” In addition, we cannot assure you that we can attract and retain sufficient qualified personnel to meet our business needs.

We could be subject to claims related to health or safety risks at our clubs.

     Use of our clubs poses some potential health or safety risks to members or guests through the use of our services and facilities. We cannot assure you that claims against us by members or their guests will not be asserted or that we would be able to successfully defend any such claim. We also cannot assure you that we will be able to maintain our general liability insurance on acceptable terms in the future or that such insurance will provide adequate coverage against potential claims.

The forward-looking statements contained in this offering memorandum are based on our predictions of future performance. As a result, you should not place undue reliance on these forward-looking statements.

     This offering memorandum includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about our plans, strategies, and prospects under the headings “Offering Memorandum Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this offering memorandum are set forth above in this “Risk Factors” section and elsewhere in this offering memorandum. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected historical consolidated financial information for each of the years in the five year period ended December 31, 2002 and as of the end of each of such years and for the each of the three month periods ended March 31, 2003 and March 31, 2002 and as of the end of each such three month period and for the twelve month period ended March 31, 2003 and as of the end of such twelve month period. The selected consolidated financial and other data as of and for each of the years in the three year period ended December 31, 2002 were derived from our audited consolidated financial statements included elsewhere in this offering memorandum. The selected consolidated financial and other data as of and for the years ended December 31, 1999 and December 31, 1998 have been derived from our audited consolidated financial statements which are not included in this offering memorandum. The selected historical consolidated financial data as of and for the three months ended March 31, 2003 and March 31, 2002 have been derived from our unaudited consolidated financial statements, included elsewhere in this offering memorandum. The results for the three and twelve month periods ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year.

     In the first quarter of 2002, we reduced our tax valuation allowance against net operating losses realized in prior periods by $4.0 million ($.12 per diluted share). This adjustment decreased the income tax provision, increasing net income. In the third quarter of 2002, we recorded a special charge of $6.5 million ($.15 per diluted share) to settle a class action lawsuit arising in the early 1990’s. In the fourth quarter of 2002, we recorded a special charge totaling $65.7 million ($1.54 per diluted share). This charge included $55.0 million ($1.29 per diluted share) netted against net revenues, to increase our receivable reserves based on assuming an accelerated monetization scenario and the belief that strengthening of the receivable reserves was warranted, $7.3 million ($.17 per diluted share) to provide for amounts related to a separation agreement entered into when our former CEO retired, and $3.4 million ($.08 per diluted share) to write down inventory. In 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and ceased amortization of goodwill and indefinite lived trademarks, in accordance with the provisions of this standard. In the third quarter of 2001, we recorded a net benefit of special items of $8.3 million ($.27 per diluted share) to record special charges primarily related to the September 11th tragedy and a one-time markdown of retail apparel, offset by a reduction of our tax valuation allowance as a result of our continued improved operating results and trends. In the fourth quarter of 2000, we recorded a one-time non-cash charge of $6.5 million ($.24 per diluted share) to write off third-party Internet investments. In the third quarter of 2000, as a result of our improved operating results and trends, we reduced our tax valuation allowance by $20.0 million ($.72 per diluted share). In the first quarter of 1999, in accordance with AICPA Statement of Position 98-5, Reporting Costs of Start-up Activities, we wrote off unamortized start-up costs of $.3 million ($.01 per share) as a cumulative effect of a change in accounting principle.

     EBITDA is defined as operating income (loss) before depreciation and amortization, plus finance charges earned. We have presented EBITDA supplementally because we believe this information is useful given the significance of our depreciation and amortization and because of our highly leveraged financial position. The table below includes a reconciliation from operating income (loss) to EBITDA. This data should not be considered as an alternative to any measure of performance or liquidity as promulgated under generally accepted accounting principles (such as net income or cash provided by/used in operating, investing and financing activities), nor should this data be considered as an indicator of our overall financial performance. Also, the EBITDA definition used by us may not be comparable to similarly titled measures reported by other companies.

     You should read the below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this offering memorandum. All amounts are presented in thousands, except club-related data and ratios.

								Twelve
								Months
						Three Months		Ended
	Year Ended December 31,					Ended March 31,		March 31,

	1998	1999	2000	2001	2002	2002	2003	2003

Statement of Operations Data:
Net revenues:
Membership revenue	$534,130	$589,419	$659,279	$689,547	$730,589	$182,694	$173,079	$720,974
Products and services	32,474	62,616	110,869	144,926	217,667	52,417	75,138	240,388
Miscellaneous revenue	8,976	10,995	15,714	17,570	19,884	5,315	4,892	19,461
Special charge to membership receivable reserve	—	—	—	—	(55,000)	—	—	(55,000)

Total net revenues	575,580	663,030	785,862	852,043	913,140	240,426	253,109	925,823
Operating costs and expenses:
Fitness center operations	390,676	418,837	466,702	496,937	557,749	137,804	140,789	560,734
Products and services	22,409	41,570	71,716	91,376	141,570	33,033	47,021	155,558
Member processing and collection centers	40,466	40,941	43,486	42,304	45,340	10,952	11,000	45,388
Advertising	45,035	47,766	51,443	54,002	55,547	16,509	17,933	56,971
General and administrative	26,097	27,169	28,964	29,726	34,010	7,900	8,579	34,689
Special charges	—	—	6,500	6,700	17,227	—	—	17,227
Depreciation and amortization	48,255	52,857	65,605	73,202	74,423	17,439	19,575	76,559

Operating income (loss)	2,642	33,890	51,446	57,796	(12,726)	16,789	8,212	(21,303)
Finance charges earned	50,160	59,449	68,462	67,258	67,771	17,680	18,883	68,974
Interest expense	(41,494)	(52,394)	(62,058)	(58,848)	(55,468)	(14,643)	(13,985)	(54,810)
Other, net	2,514	2,369	1,760	751	(566)	74	(116)	(756)

Income (loss) before income taxes	13,822	43,314	59,610	66,957	(989)	19,900	12,994	(7,895)
Income tax benefit (provision)	(525)	(870)	19,000	13,750	4,517	(498)	(3,118)	1,897

Net income (loss) before cumulative effect of accounting change	$13,297	$42,444	$78,610	$80,707	$3,528	$19,402	$9,876	$(5,998)

Balance Sheet Data (at period end):
Cash and equivalents	$64,382	$23,450	$13,074	$9,310	$12,907	$9,530	$15,892	$15,892
Installment contracts receivable, net	406,413	469,294	540,310	528,019	522,605	570,631	536,480	536,480
Total assets	1,128,845	1,348,557	1,560,624	1,716,890	1,771,874	1,787,454	1,774,289	1,774,289
Total long-term debt	487,998	603,408	691,938	665,171	726,754	679,818	720,103	720,103
Stockholders’ equity	161,783	212,459	297,842	512,734	529,476	532,247	539,560	539,560
Other Financial Data:
Cash provided by (used in):
Operating activities	$(32,000)	$39,082	$49,167	$101,772	$53,501	$27,945	$19,301	$44,857
Investing activities	(78,953)	(138,010)	(112,460)	(121,863)	(93,260)	(37,057)	(9,830)	(66,033)
Financing activities	113,656	57,996	52,917	16,327	43,356	9,332	(6,486)	27,538
Ratio of total debt to EBITDA(1)(2)	4.8	4.1	3.6	3.2	3.6	13.1	15.4	3.7
Ratio of EBITDA(1) to interest expense(2)	2.4	2.8	3.1	3.5	3.6	3.5	3.3	3.6
Ratio of earnings to fixed charges(2)	1.2	1.5	1.6	1.7	1.7	1.7	1.5	1.6

								Twelve
								Months
						Three Months		Ended
	Year Ended December 31,					Ended March 31,		March 31,

	1998	1999	2000	2001	2002	2002	2003	2003

Club-Related Data:
Total number of clubs at end of period	324	363	384	405	410	406	413	413
Clubs opened or acquired	17	46	31	37	21	4	3	20
Clubs closed	6	7	10	16	16	3	—	13
Members at end of period	3,630,000	3,698,000	3,827,000	3,936,000	3,957,000	3,953,000	3,970,000	3,970,000
Yield per average number of members(2)	170	197	227	239	262	65	69	265

     (1)  EBITDA is defined as operating income (loss) before depreciation and amortization plus finance charges earned. See “Securities and Exchange Commission Review.” We believe that operating income (loss) is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most directly comparable to EBITDA. The following table reconciles EBITDA with our operating income (loss) and all amounts are presented in thousands:

Reconciliation of Operating Income (Loss) to EBITDA

								Twelve
								Months
						Three Months		Ended
	Year ended December 31,					Ended March 31,		March 31,

	1998	1999	2000	2001	2002	2002	2003	2003

Operating income (loss)	$2,642	$33,890	$51,446	$57,796	$(12,726)	$16,789	$8,212	$(21,303)
Add: Depreciation and amortization	48,255	52,857	65,605	73,202	74,423	17,439	19,575	76,559
Add: Finance charges earned	50,160	59,449	68,462	67,258	67,771	17,680	18,883	68,974

EBITDA (before special charges)	101,057	146,196	185,513	198,256	129,468	51,908	46,670	124,230
Add: Special charges	—	—	6,500	6,700	72,227	—	—	72,227

EBITDA	$101,057	$146,196	$192,013	$204,956	$201,695	$51,908	$46,670	$196,457

(2)	Excludes special charges.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this offering memorandum.

Summary of Significant Accounting Policies

     Revenues from initial membership fees (net of any related allowances) are deferred and recognized ratably over the weighted-average expected life of the memberships, which for paid-in-full memberships and financed memberships sold have been calculated to be 36 months and 22 months, respectively. Costs directly related to the origination of memberships (substantially all of which are sales commissions paid) are also deferred and are amortized using the same methodology as for initial membership fees described above. The provision for doubtful receivables and cancellations is charged directly against membership revenue. Dues revenue is recorded as monthly services are provided. Accordingly, when dues are prepaid, the prepaid portion is deferred and recognized over the applicable term. Revenue from the sale of multiple session personal training packages is deferred and recognized as training sessions are performed.

Recent Developments

     Although we have not reported operating results for the second quarter of 2003, we believe our business has continued at levels substantially similar to the first quarter of 2003. In addition, we expect that the following trends and items will impact our second quarter financial condition and results of operations.

     The business trends experienced during the second quarter of 2003 are comparable to those experienced in the first quarter of 2003. Our cost reduction initiatives, which began in April 2003 and are now well under way, have resulted in a 7% decrease ($21 million annualized) in June 2003 payroll costs.

     In June 2003, we sold a portion of our non-performing, previously written down installment accounts receivable to a third party for cash proceeds of $2.2 million. Prior to their sale, these accounts were valued at their estimated realizable value (approximately 6% of original principal) based on estimates of recoveries through our routine collection processes. As a result of forgoing the time value of funds inherent in the early liquidation, and discounting for the purchaser’s collection costs and profit expectation, we will reflect a $1.7 million loss on the sale of the accounts receivable in the second quarter. We continue to explore ways to monetize the remaining $35 million (at estimated realizable value) of these accounts and will enhance our internal collection efforts or pursue further sales in the last half of 2003. If we were to sell these remaining accounts on similar terms, these sales would result in additional non-cash losses.

     During the second quarter of 2003, we discontinued our practice of transferring balances under our credit card program with a third party financial institution. As a result, near-term cash accelerations, and future profit participation by us in the income from this program, will be reduced. The financial institution has disputed certain amounts owed to us. We are currently in discussions with the third party financial institution regarding the winding-down of the program. However, final resolution may result in a reduction of the amounts owed to us.

     In the second quarter of 2003, we intend to change our accounting method related to the recognition of recoveries of unpaid dues under inactive membership contracts from accrual-based estimations to a cash basis of recognition, which is considered a preferable method of accounting for such past due amounts. The effect of this change is estimated to be a cumulative non-cash charge of $14.5 million (net of tax effect of $4.5 million) or $.44 per diluted share. Other than to reflect the cumulative effect of this change in accounting method, the first quarter 2003 results will not be restated due to the immaterial effect of such change on quarterly results. The pro forma effect on previously reported 2002, 2001 and 2000 net income, had this cash basis accounting method been utilized in those periods, would not have differed materially from previously reported amounts.

Results of Operations

  Comparison of the Three Months Ended March 31, 2003 and 2002

     Net revenues for the first quarter of 2003 were $253.1 million compared to $240.4 million in the 2002 quarter, an increase of $12.7 million (5%). Net revenues from comparable fitness centers increased 2%. The $12.7 million increase in net revenues resulted from the following:

•	Total membership revenue decreased $9.6 million or 5% (a 7% decline at same clubs), resulting from a $4.1 million or 5% increase in dues revenue recognized (3% related to same clubs), offset by a $13.7 million or 15% decline in initial membership fees recognized during the period (17% related to same clubs);

•	Products and services revenue increased $22.7 million (43%) from the 2002 quarter, primarily reflecting the continued growth of personal training services, nutritional product sales and the introduction of our Weight Management Program; and

•	Miscellaneous revenue totaled $4.9 million, a decrease of $.4 million from the prior year quarter.

     The weighted-average number of fitness centers increased to 412 from 406 in the first quarter of 2002, an increase of 1%.

     Gross committed membership fees originated during the first quarter decreased 3% compared to the 2002 quarter. The number of new members joining increased 4% during the first quarter of 2003 compared with the same quarter a year ago, with a 1% increase at same clubs. The average committed duration of memberships originated during the first quarter of 2003 was 30.5 months versus 31.2 months in the prior year quarter, a 2% decrease, brought about largely by an increased emphasis on pay-as-you-go membership programs which have a commitment term of one month. The gross committed monthly membership fees originated during the first quarter of 2003 averaged $43 versus $45 in the year ago quarter, a 4% decrease. The decrease in the monthly average resulted from a decrease in average membership price brought about by competitive matching of price promotions during the quarter, and a slight decrease in the proportion of multiple-club memberships sold due to apparent price sensitivity of new members.

     Operating income for the first quarter of 2003 was $8.2 million compared to $16.8 million in 2002. Net revenues increased $12.7 million (5%) for the first quarter of 2003, offset by a $19.1 million (9%) increase in operating costs and expenses ($14.0 million of which is related to the growth in products and services revenues), and an increase in depreciation and amortization of $2.1 million. EBITDA, was $46.7 million, a decrease of $5.2 million from the prior year period. The EBITDA margin was 17% in the first quarter of 2003, compared to 20% in the 2002 period. These decreases are due, in part, to the continuing trend of lower initial membership fees originated. The following table is a reconciliation of operating income to EBITDA (in thousands):

	Three Months Ended
	March 31,

	2003	2002

Operating income	$8,212	$16,789
Add: Depreciation and amortization	19,575	17,439
Add: Finance charges earned	18,883	17,680

EBITDA	$46,670	$51,908

     Fitness center operating expenses increased $3.0 million (2%) due principally to incremental costs of operating new fitness centers. Products and services expenses increased $14.0 million (42%) to support the revenue growth of product and service offerings. Direct operating margin from products and services increased to $28.1 million from $19.4 million in the 2002 period, a 45% increase (38% related to same clubs), with a margin of 37% in both periods. Member processing and collection center expenses were essentially unchanged compared to the prior year quarter. Advertising expenses increased $1.4 million (9%) compared to the prior year quarter. General and administrative expenses increased $.7 million (9%) compared to the prior year quarter. Depreciation and amortization expense increased $2.1 million (12%), resulting from additional fitness centers and other depreciable assets since the prior year quarter.

     The income tax provision was $3.1 million for the three months ended March 31, 2003, compared to $.5 million in the 2002 period. This increase of $2.6 million is attributable to the increase in our federal income tax rate for reporting purposes to 20%, which became effective April 1, 2002.

     Finance charges earned in excess of interest expense totaled $4.9 million in the first quarter of 2003, an increase of $1.9 million over the prior year period resulting principally from lower interest rates on our borrowings and higher finance charges earned.

  Comparison of the years ended December 31, 2002 and 2001

     In our earnings release of February 12, 2003 announcing our results for the year ended December 31, 2002, we classified a “special charge” of $55.0 million to strengthen our installment contracts receivable reserves within operating costs and expenses. Upon further evaluation it was determined that instead of reporting this charge as an operating expense, it is being reported as a reduction of net revenues, which is consistent with our policy of recording the provision for doubtful accounts and cancellations as an element of net revenue. This reclassification has no impact on operating income, net income or earnings per share.

     Net revenue for 2002 was $913.1 million compared to $852.0 million in 2001, an increase of $61.1 million (7%), inclusive of $73.0 million (9%) attributable to Crunch Fitness and offset by a special charge of $55.0 million to strengthen our installment contracts receivable reserves. Net revenue from comparable fitness centers, exclusive of the special charge, increased 3%. The increase in total net revenues, exclusive of the special charge, resulted from the following:

•	Membership revenue increased $41.0 million (6%) from the prior year, including a 28% increase in dues revenue (9% related to same clubs) recognized during the year. Dues revenue for the year equaled more than half of total membership revenue. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of originations for both periods;

•	Products and services revenue increased $72.7 million (50%) over 2001, primarily reflecting the continued growth of personal training services, nutritional product sales and the addition of Crunch Fitness, which accounted for $19.5 million of the increase; and

•	Miscellaneous revenue increased $2.3 million (13%) over 2001, reflecting increases in sub-rental income, franchise fees and co-marketing revenue.

     The weighted-average number of fitness centers during 2002 increased to 412 from 385 during 2001, a 7% increase, including a 56% increase in the weighted-average number of centers operating under our upscale brands from 36 to 56, largely resulting from the acquisition of Crunch Fitness. During 2002, we opened 14 new fitness centers within our major metropolitan areas. In April 2002 we acquired seven additional fitness centers with our acquisition of Planet Fitness in the Boston area. At December 31, 2002, we operated a total of 56 upscale fitness centers: 23 as “Crunch Fitness”, 10 as “Bally Sports Clubs”, 10 as “The Sports Clubs of Canada”, seven as “Pinnacle Fitness” and six as “Gorilla Sports.”

     Gross committed membership fees is a measure which includes the total potential future value of all initial membership fee revenue, dues revenue, earned finance charges and membership-related products and services revenue from new membership sales originations in a period. It is measured on a gross basis before consideration of our provision for doubtful accounts and cancellations and without deferral of initiation fee revenue, and includes the future potential collection of dues revenue over the initial term of membership. We track gross committed membership revenue as an indicator of the success of our current sales activities and believe it to be a useful measure to allow investors to understand current trends in membership sales which may not be apparent under deferral accounting for the initiation fee component of membership revenue.

     The following table reconciles total gross committed membership fees during 2002, 2001 and 2000 to initial membership fees originated, net:

	Year Ended December 31,

	2002	2001	2000

Gross committed membership fees	$1,132,634	$1,073,619	$1,073,775
Less:
Committed monthly dues	(233,039)	(144,939)	(141,286)
Provision for doubtful receivables and cancellations	(329,308)	(335,628)	(337,076)
Unearned finance charges and other	(172,947)	(169,103)	(165,976)
Products and services revenues included in membership programs	(78,246)	(55,155)	(41,888)

Initial membership fees originated, net	$319,094	$368,794	$387,549

     Gross committed membership fees increased 5%, compared to 2001. The gross committed monthly membership fees originated during 2002 averaged $43 versus $40 in 2001, a 7% increase. This increase results primarily from higher monthly dues included in memberships originated at our Bally Total Fitness clubs, the addition of Crunch Fitness with its higher membership fee structure, and an increase in new memberships originated which include a personal training component. The number of new members joining increased 2% during 2002 compared with a year ago, with a 2% decrease at our Bally Total Fitness clubs. The average committed duration of memberships originated during 2002 was 30.4 months versus 31.0 months in the prior year, a 2% decrease. This decrease results primarily from the shorter commitment term of memberships offered at Crunch Fitness, the addition of five new clubs in states and provinces that limit contract duration to twelve months, and an increase in the number of shorter commitment membership programs available at Bally Total Fitness clubs.

     The operating loss for 2002 was $12.7 million compared to operating income of $57.8 million in 2001. Our operating loss resulted principally from special charges of $72.2 million in 2002 described fully in the following paragraph. Operating income for 2002 excluding the 2002 special charges was $59.5 million compared to $64.5 million, excluding special charges of $6.7 million, in 2001. This decrease of $5.0 million (8%) was due to a

$116.1 million increase in net revenue (14%), offset by an increase in operating costs and expenses of $119.9 million (17%) and an increase in depreciation and amortization of $1.2 million. The 2001 results included $7.6 million of goodwill amortization which, under current accounting standards, is no longer amortized. EBITDA was $129.5 million in 2002 versus $198.3 million in 2001, a 35% decline, due primarily to the special charges recorded in 2002 (see Item 6, Selected Financial Data, in the notes accompanying our consolidated financial statements included elsewhere in this offering memorandum for a reconciliation of operating income or loss to EBITDA). EBITDA exclusive of the impact of the special charges, was $201.7 million in 2002 versus $205.0 million in 2001, a 2% decline. The EBITDA margin was 13% for 2002 compared to 22% in 2001. This decline results primarily from the 2002 special charges. The EBITDA margin, before special charges, was 19% for 2002 compared to 22% in 2001. This decrease is due, in part, to the continuing trend of lower new membership originations at mature clubs, the proportion of clubs open less than five years, and the initially lower margins attributable to the 19 Crunch Fitness centers acquired at the end of 2001 and the seven centers acquired in the Boston area in April 2002. Fitness center operating expenses increased $60.8 million (12%), due principally to incremental costs of operating new fitness centers, including Crunch Fitness, which represented approximately $36.3 million of the increase. Products and services expenses increased $50.2 million (55%) to support the revenue growth of product and service offerings. Direct operating margin from products and services increased to $76.1 million from $53.6 million in 2001, a 42% increase (23% related to same clubs), with a margin of 35% in 2002 compared to 37% in 2001. Member processing and collection center expenses increased $3.0 million (7%) from 2001, reflecting increased costs to serve the higher number of clubs and members as compared to the prior year. Advertising expenses increased $1.5 million (3%) compared to the prior year. General and administrative expenses increased $4.3 million (14%) compared to the prior year to support our overall growth strategy. Depreciation and amortization expense increased $1.2 million (2%) largely as a result of increased expenditures for property and equipment and acquired fitness centers during the past two years, offset by the elimination of goodwill amortization in 2002 as the result of new accounting standards.

     The special charges in 2002 included $55.0 million recorded as a reduction to net revenues to strengthen our installment contracts receivable reserves. In connection with our intentions to seek alternatives for the financing portion of our business model, we undertook a study to determine the net realizable values of recent years’ sales activity and membership installment contracts receivable on an accelerated monetization basis. Our previous method for estimating the adequacy of balance sheet reserves did not assume an accelerated monetization scenario. Given that the receivables portfolio may be substantially monetized during the next 12 to 18 months, strengthening our receivables reserves was warranted and resulted in the special charge. Special charges in 2002 also included $7.3 million to provide for amounts related to a separation agreement entered into when our former CEO retired, $3.4 million to write-down inventory shortages, and $6.5 million to settle a class action lawsuit arising in the early 1990’s. Special charges in 2001 related to cancelled or reformatted marketing events and other direct and indirect costs from disruptions and shutdowns of various club operations and programs resulting from the September 11th terrorist events and separately, our repositioning of in-club retail stores. Comparisons made in the previous paragraph which exclude these special charges from our results have been made because we believe the unusual nature of these charges should be taken into consideration when the trend of our operating results is used by investors.

     Finance charges earned in excess of interest expense totaled $12.3 million in 2002, an increase of $3.9 million over last year resulting principally from lower interest rates on our borrowings, and higher installment contracts receivable offset by a decrease in finance rates earned.

     At December 31, 2002, for accounting purposes, we had approximately $114 million of unrecognized federal net operating loss carryforwards. Separately, our alternative minimum tax (“AMT”) net operating loss carryforwards have been substantially recognized. Therefore, having fully recognized AMT net operating loss carryforwards for reporting purposes, our federal income tax rate increased to 20% during the second quarter of 2002. The 20% rate will remain in effect until such time as all AMT credits are fully utilized, which is not currently expected before 2005. In the first quarter of 2002 and the third quarter of 2001, we reduced our valuation allowance against our net operating loss carryforwards by approximately $4 million and $15 million, respectively, which offset charges related to our provision for alternative minimum taxes and state income and other taxes. These adjustments were reflected as reductions of the tax provision, increasing net income.

  Comparison of the Years Ended December 31, 2001 and 2000

     Net revenue for 2001 was $852.0 million compared to $785.9 million in 2000, an increase of $66.2 million (8%). Net revenue from comparable fitness centers increased 6%. The increase in total net revenues resulted from the following:

•	Membership revenue increased $30.3 million (5%) over the prior year, including a 5% increase in dues revenue recognized during the year. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of originations for both periods;

•	Products and services revenue increased $34.1 million (31%) over 2000, primarily reflecting the continued growth of personal training services and nutritional product sales; and

•	Miscellaneous revenue increased $1.9 million (12%) over 2000, primarily reflecting additional revenue from co-marketing partnerships.

     The weighted-average number of fitness centers during 2001 increased to 387 from 376 during 2000, a 3% increase, including an increase in the weighted-average number of centers operating under our upscale brands from 34 to 38. During 2001, we opened 18 new fitness centers within our major metropolitan areas. On December 31, 2001, we acquired 19 additional fitness centers (with our acquisition of Crunch Fitness) that are not reflected in our 2001 results or averages. At December 31, 2001, we operated a total of 55 upscale fitness centers: 19 as “Crunch Fitness”; 12 as “Bally Sports Clubs”; 11 as “The Sports Clubs of Canada”; seven as “Pinnacle Fitness”; and six as “Gorilla Sports”.

     Gross committed membership fees were approximately unchanged compared to 2000. The gross committed monthly membership fees originated during 2001 and 2000 averaged $40. The number of new members joining increased 8% during 2001 compared with 2000, with a 7% increase at our Bally Total Fitness clubs. The average committed duration of memberships originated was 31.0 months during 2001 compared to 32.8 months in 2000. This decrease resulted from an increase in the number of shorter term commitment membership programs available at Bally Total Fitness clubs.

     Operating income for 2001 was $57.8 million compared to $51.4 million in 2000, a 12% increase. The increase of $6.4 million (12%) was due to a $66.2 million increase in net revenue (8%), offset, in part, by an increase in operating costs and expenses of $59.8 million (8%) including a $7.6 million increase in depreciation and amortization. EBITDA was $198.3 million in 2001 versus $185.5 million in 2000, a 7% increase. The EBITDA margin was 22% in both periods. In 2001, the margin was negatively impacted by increases in utilities costs system-wide and by new club growth which, due to deferred revenue accounting, initially results in higher incremental operating costs than recognized revenues. Fitness center operating expenses increased $30.2 million (6%), due principally to incremental costs of operating new fitness centers and higher energy costs. Products and services expenses increased $19.7 million (27%) to support the revenue growth of product and service offerings. Direct operating margin from products and services increased to $53.6 million from $39.2 million in 2000 (37%), with a margin of 37% in 2001 compared to 35% in 2000. Member processing and collection center expenses decreased $1.2 million (3%) as a result of expense reimbursements from servicing fees associated with servicing the portions of the installment contracts receivable portfolio that were sold in 2001 to a major financial institution. Advertising expenses increased $2.6 million (5%) compared to 2000 due to a change in advertising strategy to reach new segments of prospective customers and to support clubs in new markets. General and administrative expenses increased $.8 million (3%) compared to 2000 to support our overall growth. Depreciation and amortization expense increased $7.6 million (12%) largely as a result of increased expenditures for property and equipment and acquired fitness centers during the past two years.

     In 2001 we recorded special charges of $6.7 million related to cancelled or reformatted marketing events and other direct and indirect costs from disruptions and shutdowns of various club operations and programs resulting from the September 11th terrorist events and a one-time markdown of retail apparel in connection with management’s strategic repositioning of in-club retail stores, adding juice bars to replace slow moving, lower margin fashion apparel. In 2000 we recorded a special charge of $6.5 million which represented a one-time non-cash charge to write off third-party Internet investments.

     Finance charges earned in excess of net interest costs totaled $9.2 million in 2001, an increase of $1.0 million over 2000 resulting from a reduction in our net borrowings, offset in part, by reductions in finance charges earned due to the sale of receivables in 2001.

     The income tax provisions for 2001 and 2000 reflect state and Canadian income taxes. The federal provisions were offset by the utilization of prior years’ net operating losses. In addition, as a result of our improved operating results and trends, we reduced our tax valuation allowance by $15.0 million and $20.0 million in the third quarters of 2001 and 2000, respectively. These adjustments were reflected as reductions of the tax provision, increasing net income.

Liquidity and Capital Resources

     Cash flows from operating activities were $19.3 million in the first quarter of 2003, compared to $27.9 million in the 2002 quarter. Over the past two years, we sold a portion of our installment contracts receivable portfolio to a major financial institution in three bulk sales at net book value, with combined proceeds of approximately $128.0 million. Excluding the impact of the sales of receivables and net of the change in dues prepayments during the periods, cash flows from operating activities were $32.6 million in first quarter 2003, compared to $43.6 million in 2002. The first quarter of 2002 was benefited by the timing of payments related to approximately $6.0 million of payroll related expenditures and a growth in accounts payable of $10.0 million more than for 2003.

     Cash flow provided from operating activities for 2002 was $53.5 million compared to $101.8 million in 2001, which included $60.3 million of net accelerated collections from the aforementioned sales of installment contracts receivable. Excluding the impact of the sales of receivables and net of the change in dues prepayments during the periods, cash flows from operating activities were $88.2 million in 2002, compared to $57.7 million in 2001, a $30.5 million (53%) increase.

     In order to give investors the ability to understand our cash flows from operating activities on a basis consistent with other periods where we have not accelerated cash collected on installment contracts receivable, the following table sets forth cash flows from operating activities on a comparable basis to exclude the impact of sales of receivables, to add back actual cash collections on the sold portfolios, and to reflect the impact of changes in dues prepayments during each year and for the three months ended March 31 (in thousands):

				Three Months Ended
	Year Ended December 31,			March 31,

	2002	2001	2000	2003	2002

Cash flows from operating activities, as reported	$53,501	$101,772	$49,167	$19,301	$27,945
Acceleration of collections through bulk sale of installment contracts receivable	(23,345)	(105,000)	—	—	—
Collections on installment contracts receivable sold	57,930	44,691	—	13,138	16,957
Change in dues prepayments	151	16,192	(2,729)	139	(1,325)

Cash flows from operating activities on a comparable basis	$88,237	$57,655	$46,438	$32,578	$43,577

     Over the past five years, we have expanded our capacity to attract new members and better serve existing members by adding new clubs and by refurbishing and expanding existing clubs. The following table details cash used in investing activities during the past five years and for the three months ended March 31 (in thousands):

						Three Months
						Ended
	Year Ended December 31,					March 31,

	2002	2001	2000	1999	1998	2003	2002

Club improvements	$21,556	$26,400	$20,967	$11,582	$29,998	$5,010	$6,468
New clubs	36,110	41,959	42,362	38,762	23,083	2,852	10,906
Club remodels and expansions	12,730	12,289	36,661	37,286	12,714	1,443	4,256
Administrative and systems	4,744	10,523	4,749	8,689	10,637	122	1,402
Acquisitions and other	6,610	30,692	4,066	18,921	2,521	403	2,515
Real estate purchases	11,510	—	3,655	22,770	—	—	11,510

	$93,260	$121,863	$112,460	$138,010	$78,953	$9,830	$37,057

     We presently have no commitments to acquire clubs or real estate during 2003. Spending on club remodels and expansions is expected to significantly decline. New club spending is not expected to exceed $25.0 million for 2003, and spending on club improvements in 2003 should be less than or equal to the 2002 level. Administrative and systems spending will also decline significantly resulting from the completion of the new club management system.

     Concurrently with the completion of this offering, we intend to enter into a new senior credit facility. Our new senior credit facility will be used for general corporate purposes, including to finance permitted expansions and investments, and to finance working capital needs. The new senior credit facility will provide for a $90.0 million revolving credit facility with up to $30.0 million available for the issuance of letters of credit. We will have the right to request that the amount of the credit facility be increased in an aggregate amount not to exceed $25.0 million so long as certain conditions are met. The lenders are under no obligation to provide any such additional commitment. After giving effect to the offering as if it occurred on March 31, 2003, we would have had approximately $6.0 million of letters of credit outstanding and approximately $84.0 million of availability under our new senior credit facility. The financial covenants and terms of the new senior credit facility are described in “Description of Other Indebtedness—Credit Facility.”

     We have no scheduled principal payments under our subordinated debt until October 2007. In November 2001, we issued Series 2001-1 accounts receivable-backed variable funding certificates,

a $155.0 million revolving series under the H&T Master Trust. At March 31, 2003, we had drawn $155.0 million on this series. The principal balance is scheduled to begin amortizing in December 2003. We are currently in discussions with the provider of our securitization facility to extend its commitment on a portion of the facility. Based on initial discussions, we believe that the provider will agree to maintain its investment in $100.0 million of the certificates on a revolving basis until June 2005 and the remaining balance would then begin amortizing in September 2003, unless we obtain alternative forms of financing with respect to such balance. The final terms of the extension to the securitization facility are still being negotiated, and there is no assurance that we will be able to successfully extend or refinance the outstanding certificates.

     Our existing debt service requirements, including interest, through March 31, 2004 are approximately $75.9 million, exclusive of principal payments on the securitization. We believe we will be able to satisfy our short-term requirements for debt service and capital expenditures out of available cash balances, cash flow from operations, borrowings under the new revolving credit facility and the extension and/or refinancing of the securitization facility. See “Description of Other Indebtedness—Credit Facility,” and “—Securitization” for more information regarding our refinancing plans.

     In March 2001, we sold 2,238,821 shares of our common stock to the public, and the Estate of Arthur M. Goldberg, our former Chairman, exercised an outstanding warrant to purchase 2,207,104 shares of our common stock. We received net proceeds from these transactions of approximately $65.0 million, which was initially used to reduce bank debt and subsequently to fund a portion of capital expenditures.

     We guarantee the lease on one fitness center, which is part of a joint venture with Holmes Place, Plc. The lease has a 15 year term which began in May 2002 with current annual rental (subject to escalation) of $0.6 million.

     We are authorized to repurchase up to 1,500,000 shares of our common stock on the open market from time to time. We repurchased 625,100 shares between August 1998 and November 1999 at an average price of $18 per share, and 54,500 shares in February 2002 at $16 per share.

Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to market risk from changes in the interest rates on certain of our outstanding debt. The outstanding loan balance under our bank credit facility and the Series 2001-1 accounts receivable-backed variable funding certificates bear interest at variable rates based on prevailing short-term interest rates in the United States and Europe. Based on 2002’s average outstanding balance of these variable rate obligations, a 100 basis point change in interest rates would change interest expense in 2002 by approximately $3.3 million. For fixed rate debt, such as our senior subordinated promissory notes and the securitization facility, interest rate changes affect their fair market value but do not impact earnings or cash flows.

     We have purchased an 8.50% interest rate cap on the Series 2001-1 accounts receivable-backed variable funding certificates, of which $155.0 million was outstanding as of December 31, 2002. We presently do not use other financial derivative instruments to manage our interest costs. We are subject to minimal foreign exchange and commodity risk.

BUSINESS

General

     We are the largest commercial operator of fitness centers in North America. Our fitness centers offer members state-of-the-art fitness facilities featuring a wide selection of cardiovascular and strength equipment and extensive personal training, weight-management and group exercise services. In addition, many of our fitness centers include pools, racquet courts, or other athletic facilities. As of March 31, 2003, we operated 413 fitness centers serving 4.0 million members. Our fitness centers are concentrated in major metropolitan areas in 29 states and Canada, with 348 fitness centers located in the top 25 metropolitan areas in the United States and Toronto, Canada. We operate fitness centers in over 50 major metropolitan areas representing 63% of the United States’ population. By clustering our fitness centers in major metropolitan areas, we are able to reach more existing and potential members while achieving marketing and operating efficiencies. Our net revenues, cash flows from operations and EBITDA for the year ended December 31, 2002 were $913.1 million, $53.5 million and $129.5 million, respectively. Excluding special charges of $72.2 million recorded during the year, our net revenues and EBITDA were $968.1 million and $201.7 million respectively. As adjusted for accelerated collections resulting from sales of our receivables, our cash flows from operations were $88.2 million.

     Our members made an estimated 150 million visits to our fitness centers in 2002. Our active member base provides a ready market for ancillary services such as personal training, weight management, and group fitness training programs and for products sold through our on-site Fitness Formula retail stores. We have created several lines of Bally-branded products that are marketed both to our members and to other consumers through third-party retail outlets. One of our most successful product lines is our private-label diet and performance nutritional supplements. In addition, we have licensed the Bally brand to third-party manufacturers of fitness equipment.

     Our primary target market is the 18 to 34-year old, middle income segment of the population. This market segment is serviced by the majority of our fitness centers which use the Bally Total Fitness® service mark. The nationwide use of this service mark enhances brand identity and increases advertising efficiencies. To supplement the Bally-branded clubs and to facilitate our market segmentation strategy, we have opened or acquired 47 facilities during the past few years that operate under upscale brands, such as Crunch Fitness, The Sports Clubs of Canada, Pinnacle Fitness and Gorilla Sports. These upscale brands primarily target the 18 to 49-year old, upper income segment of the population.

Industry Overview

     The fitness industry has benefited from several key growth drivers, including increased focus on health and physical fitness, increased research and medical journal publications discussing the benefits of exercise in reducing the risk of many diseases, and the aging of the baby boomer generation and their children. Additionally, the industry has benefited from government reports from the Surgeon General (Report on Physical Activity & Health (1996) and the Call to Action to Prevent and Decrease Overweight and Obesity (2002)), which have emphasized the importance of exercise and physical fitness.

     The national fitness industry includes approximately 17,000 clubs with approximately 33.8 million members. The industry’s compound annual growth rate of revenues was 8.2% from $6.5 billion in 1993 to $12.2 billion in 2001, and its compound annual growth in the total number of clubs increased at a rate of 4.8%, from 11,655 in 1993 to 16,983 in 2001. The demand for club memberships rose in the same period at a faster pace than supply, as memberships increased at a compound annual growth rate of 5.0% from 22.9 million in 1993 to 33.8 million in 2001.

     Although the fitness industry benefits from tremendous growth over the last several years, the industry remains fragmented with less than 10% of commercial health clubs in the U.S. owned and operated by companies that own more than 25 clubs.

Company Strengths

     Largest Fitness Center Operator in North America. We are the largest commercial operator of fitness centers in North America in terms of revenues, number of members, and number and square footage of facilities and have over 40 years of operating experience. We hold a leading market position in many large metropolitan areas, including New York City, Los Angeles, Chicago, Baltimore/Washington D.C., Boston, Dallas, Houston, Detroit, San Francisco, Toronto, Portland, Seattle, Philadelphia, Atlanta and Miami. As of March 31, 2003, we operated 413 fitness centers serving 4.0 million members. Over 86% of our fitness centers are located in markets in which we have five or more facilities. We believe that our scale and concentration in major metropolitan areas achieves marketing and operating efficiencies, enhancing our value to members.

     Significant Brand Recognition. We believe the Bally brand is the most recognized name in the fitness industry and that this brand awareness increases the likelihood potential members will recognize our clubs as opposed to those of our competitors. This brand awareness has also allowed us to benefit from strategic marketing alliances with leading consumer product companies such as AOL Time Warner, PepsiCo, Colgate-Palmolive, Unilever, Gatorade, Kellogg Company and Kraft Foods. We are also capitalizing on the strength of our brand to expand franchising and joint venture programs domestically and internationally. Through these programs, we are extending the Bally brand into China, South Korea, Southeast Asia, the Bahamas, Mexico, and several secondary markets in the United States. We have also entered licensing arrangements with two of the leading fitness equipment manufacturers for the manufacture and distribution of Bally-branded home fitness equipment in the United States and Asia. Further, our licensed Bally Total Fitness line of portable exercise equipment, including hand and ankle weights, jump ropes and other personal fitness related merchandise, is carried in more than more than 4,000 retail stores in the United States and Canada and our Bally-branded nutritional products are sold in more than 2,700 retail outlets. We believe this brand awareness drives our strong member retention, enhances our ability to grow sales of ancillary Bally-branded products and services and facilitates strategic marketing alliances with major consumer product companies.

     Industry Leading Member Retention. We believe we have the highest member retention rates in our industry with an average annual retention of over 80%, compared with our competitors’ annual retention which we believe to be between 50-70%. Our retention success is driven by the quality and affordability of our membership plans and the commitment made by the joining member. In addition, we have the systems and expertise to track member usage of our facilities and deliver pricing discounts and special offers to retain members.

     Predictable and Growing Cash Flow. Our high member retention rates, large member base and substantially fixed operating costs result in predictable and growing cash flows. Nearly 90% of new members elect to finance their initial membership fee for up to 36 months, creating a liquid asset on our balance sheet with a history of stable and consistent cash flows. Our industry leading retention rates contribute to growing and predictable recurring dues collected from our members. These cash flows offset a substantially fixed cost operating structure, stable maintenance capital expenditure requirements of $30-$35 million per year and limited expansion plans for clubs, resulting in predictable and growing cash flow.

     Large Investment in Fitness Centers. During the past five years we have invested approximately $400 million in opening or acquiring fitness centers, as well as improving our

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existing fitness facilities. This investment has provided us with a strong base of modern, well-equipped facilities of which 30%, or approximately 140 clubs, are immature (which we define as having been in operation for less than five years). Our extensive experience has shown it takes nearly 10 years for a club’s membership base to fully mature, with the facility achieving its most significant membership growth during the third to seventh year. As a result, the earnings potential and return on capital invested in our immature clubs is yet to be fully realized.

     Product and Service Offerings. Prior to 1997, we provided only minimal services outside of membership programs. Today we employ over 5,000 personal trainers providing customized, interactive sessions to our members. We also offer a wide variety of private-label products, including diet and nutritional supplements, energy bars and performance drinks through our on-site retail stores. Revenue from products and services has grown from approximately $10.0 million in 1997 to over $215.0 million in 2002. We intend to leverage our broad membership base and brand strength to continue to expand our health-related products and services. During 2003, we expect revenues from products and services to be enhanced by the continuing penetration of existing programs and the addition of new offerings such as our recently launched Weight Management Program.

     Flexible Membership Plans. We offer a variety of membership options and payment plans. Our membership options range from single-club memberships to premium memberships, which provide additional amenities and access to all of our fitness centers nationwide. Similarly, we offer a broad range of payment alternatives. Most memberships sold consist of a substantial up front initial fee and relatively low monthly dues. We provide financing of the initial fee for up to 36 months at typical retail consumer interest rates. We also offer “pay-as-you-go” memberships, which require a smaller initial fee paid in cash and higher monthly payments for the duration of the membership. We believe offering membership financing requires a high level of technical infrastructure and operational expertise and, as a result, we are the only major fitness center operator currently offering both the financing and the pay-as-you-go options. We believe that this flexibility has greatly improved member retention, allowing us to offer more affordable membership programs and providing significant competitive advantages.

     Experienced Management Team. We believe that our management team is one of the most experienced in the industry. Our seven senior executives average over 14 years experience in the industry. We believe that our management team has the depth, experience and motivation to manage our controlled growth strategy.

Business Strategy

     Our continuing business focus is to maximize our yield-per-member and grow our membership base. We define yield-per-member as the dollar amount generated per member through initiation fees, monthly dues, products and services revenues and finance charges earned. Our average yield-per-member has increased from $148 in 1997 to $262 in 2002. We expect to continue to maximize our yield-per-member as well as grow our membership base using the following strategies:

     Optimize Our Product and Service Offerings. We are increasingly using our clubs for the delivery of value-added products and services such as personal training, private-label nutritional products, group exercise classes, fitness related merchandise, member magazines and our recently launched Weight Management Program. Integrating these ancillary products and services into our core fitness center operations positions Bally as the primary source for all of our members’ wellness and fitness needs. In addition, our private-label nutritional products are sold in over 2,700 select retail, grocery and drug store outlets and our licensed portable exercise equipment is sold in over 4,000 retail outlets. We are committed to the continuing development and integration of new and innovative products and services. Our extensive groupings of club operations and brand mix allow us to “test-market” new products and services without exposing our entire operation to the outcome of the introduction.

     Realize the Benefit of Recent Investments. Over the past five years we have invested approximately $400 million in greenfield expansion, acquisitions, and expansion of existing facilities. In order to strengthen operating results and cash flows, we began scaling back our club expansion plans during 2002 and will continue to do so for the next several years. We intend to focus our attention on improving operating margins and cash flows in our existing fitness centers to capitalize on our recent investments and to realize the benefits of reduced capital expenditures. Due to deferral accounting, our immature fitness centers generally require nearly a full year of operations before generating incremental operating income and EBITDA. By slowing club expansion, we intend to realize the cash flow benefits from reduced capital expenditures as well as the natural maturation of our existing clubs. During 2002 we had 134 immature clubs with an average direct club EBITDA of $0.6 million per club while our remaining 279 clubs generated over $1.1 million of average direct club EBITDA per club. We expect the immature clubs, as they mature, to contribute higher levels of cash flow.

     Expand and Optimize Our Marketing. We will continue to leverage the position of Bally as the most recognized brand name of fitness centers in North America. While we historically have relied on television advertising as the primary vehicle for marketing, we currently are exploring the use of other media outlets as well as a nationally supported member referral programs. We have also begun to place a greater emphasis on corporate alliances and in-club marketing programs. Additionally, the Internet represents a relatively untapped opportunity to market the Bally brand. We have recently developed strategic web-based partnerships and added functionality to our website to capture leads and contact information through the Internet for use in sourcing new members. Internationally, we continue to market the Bally brand through our joint venture and franchise program in China and our franchise programs in South Korea, Southeast Asia, Mexico and the Bahamas. Through these international relationships, over the next five years we believe it is possible to franchise over 50 fitness centers. We believe our targeted marketing initiatives in combination with our branded product and service offerings will lead to increased membership and profitability.

     Improve Operating Efficiencies. After a period of rapid expansion by adding new clubs in addition to the acquisition of most of our upscale brands, we are consolidating our operations to realize economies of scale. In particular, we have launched several initiatives to improve operating efficiencies and reduce operating costs, including staff reductions. We have also begun to eliminate local area offices, as well as to modify some of our incentive and compensation programs to reward profitability. In the second quarter of 2003, we launched several cost saving initiatives, which are expected to result in over $20 million of annualized cost savings.

Fitness Centers

     Most of our fitness centers are located near regional, urban and suburban shopping areas and business districts of major cities. Fitness centers vary in size, available facilities and types of services provided. All of our fitness centers contain a wide variety of state-of-the-art progressive resistance, cardiovascular and conditioning exercise equipment, as well as free weights. A member’s use of a fitness center may include group exercise programs or personal training instruction stressing cardiovascular conditioning, strength development or improved appearance. We require our sales, fitness and club operations personnel to complete a comprehensive educational training program. New members are offered orientations on the recommended use of exercise equipment by our personnel.

     Our current prototype fitness center generally focuses on those fitness services our members most frequently use, such as well-equipped cardiovascular, strength and free weight training areas along with a wide variety of group fitness classes. Services that receive a far-lower degree of member use, such as swimming pools, running tracks, racquet courts or other athletic facilities have been de-emphasized. Our prototype fitness center, which tends to range from 25,000 to 30,000 square feet, has recently averaged approximately 26,000 square feet and cost $1.8 million to construct, exclusive of purchased real estate and exercise equipment and net of landlord contributions. The prototype is designed to cost less to construct and maintain than our older facilities and has the capacity to accommodate significantly more members than older fitness centers of the same size because it focuses on the most widely used amenities. We generally invest approximately $400,000 ($300,000 through lease programs) for exercise equipment in a prototype fitness center.

     We have substantially completed our expansion and general refurbishment program undertaken in 1998 to refurbish and make major expansions and/or upgrades to the majority of our fitness centers, including updating exercise equipment and decor to improve club ambiance. We have also invested over the past four years in 68 new facilities generally based on our new fitness center prototype.

     Presently five fitness centers in Upstate New York, including two facilities we previously owned, one fitness center in Nassau, Bahamas and one fitness center in Beijing, China are operated pursuant to franchise agreements under the service mark “Bally Total Fitness”, and we have executed franchise agreements for South Korea, Thailand, Malaysia, Singapore, Taiwan, the Philippines and Mexico. We continue to seek additional franchise relationships in smaller domestic markets and select international locations.

     Products and Services

     Our fitness center operations provide a unique platform for the delivery of value-added products and services to our fitness-conscious members. Prior to 1997, we provided only minimal additional services outside of membership programs. By 2002, revenue from products and services accounted for over 23% of our total revenue and has grown by 50% during 2002. By integrating personal training, private-label nutritional products, and our new Weight Management Program into our core fitness center operations, we have positioned the Bally Total Fitness brand as the total source for all of our members’ wellness and fitness needs.

•	Personal Training. We offer fee-based personal training services in most of our clubs and currently have over 5,000 personal trainers on staff. Our revenue from personal training has grown to $128.4 million in 2002, doubling from 2001, and we added 1,762 trainers during the year. We continue to integrate personal training services into our new membership programs in order to introduce new members to this important first step toward meeting their fitness goals. In 2002 we introduced an electronic funds transfer monthly payment option to our personal training program, providing members a convenient monthly payment alternative to purchasing multiple-session personal training packages. As a result of our acquisition of Crunch Fitness, we have revised our approach to marketing personal training services to our Bally Total Fitness members based on the very successful targeted personal training sales model created by Crunch Fitness. As we continue to integrate these practices into Bally Total Fitness brand clubs, we believe we can further leverage our existing personal trainer staff and continue to expand this area of our business as the demand for these services continues to increase.

•	Private-Label Nutritional Products. In order to further capitalize on our brand identity with our members, we have developed a full line of Bally-branded nutritional products. We currently offer ready-to-drink meal replacement shakes and drinks, energy bars, snack bars, high protein bars, weight loss products, multi-vitamins and meal replacement powdered drinks. Our Rapid Results Diet System products provide for key elements of our integrated weight loss program. During 2002, sales of private-label nutritional products generated $47.9 million in revenue, representing a 6% growth from 2001. Several of these products have been integrated into our new membership programs in order to assist new members in meeting nutritional goals as they start their new fitness program, while introducing them to our private label line of nutritional products. We continue to test and bring to market new products to meet customer demand. As a policy, we require manufacturers and suppliers of our nutritional products to maintain significant amounts of product liability insurance.

To further capitalize on the Bally brand outside our clubs, we have also begun limited distribution of our private-label nutritional products in select retail, grocery and drug store chains. Bally Total Fitness branded nutritional products are currently sold in more than 2,700 outside retail stores nationwide.

•	Fitness Formula Retail Stores. Our members make over 150 million workout visits to our clubs annually, providing a captive market of fitness conscious consumers. Our on-site Fitness Formula retail stores have been designed to provide products most needed by our members before, during and after their workout. With 391 stores in operation during 2002, we increased revenue during the year by 24% over 2001 to $53.4 million selling nutritional products (Bally-branded as well as other nationally recognized brands), basic workout apparel, packaged drinks and other fitness-related convenience products. In 163 of our higher-workout volume clubs, our Fitness Formula retail stores include a juice bar providing prepared fruit juice drinks and supplement-enhanced nutritional drinks and other on-demand nutritional products. Our juice bar stores have the additional impact of promoting retail store sales of other products through increased member traffic through the stores.

•	Weight Management Program. The final testing phases were completed late in 2002, and in January 2003 we announced the nationwide introduction of our new Weight Management Program. Bally’s Weight Management Program is a comprehensive nutrition and exercise program customized to an individual’s unique metabolism by determining specific calorie needs based on an individual’s resting metabolic rate and specific weight goals. Since most of our new members join with a weight loss goal in mind, the new Weight Management Program provides a framework to meet those objectives all within the four walls of our fitness centers as an alternative to specialty weight-loss service providers. Using computer-based and manual food logging methods, the program provides for food counseling, personal training and exercise, and integrates our Rapid Results Diet System private-label nutritional products in a comprehensive lifestyle health and fitness program. We believe the integration of weight loss services into our existing infrastructure of fitness services provides us with a unique competitive advantage over outside providers of weight loss services, which lack the fitness and targeted nutritional components to weight loss solutions.

•	Financial Services. In late 1995, in conjunction with a significant financial institution, we implemented a program offering selected members the opportunity to transfer the balance of their financed membership fee to a pre-approved Visa account. As of December 31, 2002, over 265,000 credit cards have been issued. We continue to investigate and evaluate other opportunities to offer financial services to our members.

•	Licensed Products. With our brand recognition and national advertising presence, we have licensed the Bally Total Fitness brand to third-party suppliers of fitness-related products. In January 2003 we announced agreements with Life Fitness, licensing a line of Bally Total Fitness branded home fitness equipment for sale to consumers in the United States and Canada, and with Johnson Health Tech Co. Ltd. for sales in South Korea. Our continuing licensing agreement with Sports & Leisure Technology has resulted in Bally-branded portable fitness products being sold in over 4,000 retail chain stores across the

United States and Canada. In 2002 we entered an agreement with Franklin Covey to sell a line of Bally Total Fitness daily planners, which include daily fitness tips and workout logs, in 175 Franklin Covey retail stores. We believe licensing of our brand further enhances our brand recognition and further positions us as the total source for consumers’ wellness and fitness needs.

Expansion and Acquisition

     To build upon our improved core operations and expanding products and services business, we have invested in facilities expansion during the past five years. In order to strengthen operating results and maximize cash flows we have scaled back our new club expansion plans during 2002 and beyond in order to further concentrate on bringing our immature and acquired club base to full profitability. While most maturity occurs in the first three to seven years of operation, a new fitness center takes approximately seven to ten years for its dues-paying member base to fully reach maturity, and consequently, its earnings contribution and cash flow potential. The following table summarizes the average direct club EBITDA for the year ended December 31, 2002 grouped by range of club maturity:

Number of Years of Operation
at December 31, 2002	0-to-5	6-to-10	Over 10	Total

	(in thousands, except club data)
Direct club EBITDA	$77,318	$59,700	$270,636	$407,654
Less: Indirect and corporate charges	(39,063)	(30,162)	(136,734)	(205,959)

EBITDA before special charges	$38,255	$29,538	$133,902	$201,695

Average number of clubs	134	50	228	412
Average direct club EBITDA	$577	$1,194	$1,187	$989

     We initiated a plan to increase new facilities openings of our more profitable new fitness center prototype designed to cost less to build and maintain than our older facilities and, on average, providing 40% more useable space for our members in the same average square footage. The new facilities are generally developed pursuant to long-term lease arrangements and currently require, on average, approximately $1.9 million per fitness center to fund leasehold improvements and exercise equipment. During 2002, we opened 12 of these facilities.

     We also upgraded and expanded certain of our existing facilities well-beyond normal maintenance requirements, including adding and upgrading exercise equipment, adding additional space and refreshing interior and exterior finishes to improve club ambiance. We believe these upgrades and expansions have enabled us to continue to attract and retain a strong membership base, increase revenues and more effectively capitalize on our marketing and administrative infrastructure.

     Finally, due to our relative size in a fragmented industry, we have been well-positioned to identify opportunities to selectively acquire existing fitness center operations at attractive prices. In 2002, we acquired seven fitness centers in the Boston area. On December 31, 2001, we acquired Crunch Fitness International, Inc., which had 19 fitness centers. In 2000 we acquired 13 fitness centers in Portland, Oregon where we previously had no fitness centers, three centers in San Diego, California and one in Pittsburgh, Pennsylvania. These acquisitions fit our strategic goal of expanding our reach, increasing penetration in key markets, and leveraging our overall infrastructure. We have no near term plans for further expansion through acquisitions.

     In 2001, we debuted our first Bally-branded facility in Nassau, Bahamas through a franchise agreement with Doctor’s Hospital, the leading for-profit medical institution in the Caribbean region. In 2002, we signed a joint venture agreement and opened one club with China Sports Industry Co., Ltd, the largest publicly traded company related to sports and fitness in China, to expand Bally Total Fitness to Asia. Presently there are two clubs open in China (one joint venture club and one franchise club) and signed leases for three additional franchise locations. We currently have agreements with unaffiliated third parties to develop franchise locations in South Korea, five countries in Southeast Asia including Thailand, Taiwan, Malaysia, the Philippines and Singapore and Mexico. Through these international relationships, over the next five years we believe it is possible to franchise over 50 fitness centers. International franchise arrangements provide further leverage of our brand identity into new and developing markets without the inherent risk and capital requirements of direct foreign investment.

Membership Plans

     We offer prospective members a choice of membership plans. These membership plans are distinguished primarily by their priority of access to in-club services and access to other fitness centers we operate, either locally or system wide and by the level of fitness-related products and services included in the membership program. From time to time, we also offer special membership plans, which limit a member’s access to a single fitness center and to certain days and non-peak hours. Similarly, we offer a broad range of payment alternatives. Most memberships sold require a substantial initiation fee and relatively low month dues. We also offer “pay-as-you-go” memberships, which require higher monthly payments for the duration of the membership.

     The one-time initial membership fees for joining our Bally Total Fitness brand fitness centers, excluding limited special offers and corporate programs, generally range from approximately $700 to $1,600 and can be financed for up to 36 months, subject to down payment requirements and state, provincial and local regulations. Generally, the initial membership fee is based on:

•	The membership plan selected;

•	The diversity of facilities and services available at the fitness center of enrollment;

•	Market conditions; and

•	Seasonal promotional strategies.

     In addition to one-time initial membership fees, Bally Total Fitness brand club members generally pay monthly dues to maintain membership privileges. Monthly dues are generally charged at a fixed rate during the finance period and may increase thereafter, subject to stated terms. At March 31, 2003, approximately 37% of our members were in their initial membership period and were committed to, or had prepaid, average monthly payments of $39, and 61% of our members were past their initial membership period and were making monthly payments averaging approximately $11 per month.

     Our upscale branded clubs-The Sports Clubs of Canada, Gorilla Sports, Pinnacle Fitness and Crunch Fitness-offer memberships with lower initial membership fees generally ranging from $50 to $225, but carrying monthly dues ranging from $49 to $94 per month during an initial obligatory term, generally between 12 and 24 months, and subject to increase thereafter. Our upscale Bally Sports Clubs branded clubs offer memberships similar to Bally Total Fitness brand clubs in terms of 36 month financing of the initial membership fee, but ranging from $1,400 to $2,100, in addition to monthly dues during the initial financing period, and dues ranging from $29 to $54 thereafter, subject to increase.

     The average annual growth rate of our monthly dues revenues was over 12% from 1996 through 2002. We expect the annual increases in monthly dues revenues will continue due to the contractual terms of current membership plans and the increase in upscale brand clubs carrying higher monthly dues. Additionally, we believe we can continue to increase monthly dues for our Bally Total Fitness brand members who are beyond their initial financing period without material loss in membership. Recent experience has shown that over 75% of our members faced with a membership renewal decision for the first time, generally at the end of their third year of membership, made dues payments continuing into their initial renewal year. Members making a renewal decision for subsequent years renewed at a rate of 87%.

Financing of Initial Membership Fees

     Members electing to finance their one-time initial membership fees can choose from several payment methods and down payment options. We continue to focus on down payment levels and the method of payment as strategies to improve the quality of membership receivables and collection experience.

     Generally, we offer financing terms of 36 months for one-time initiation fees. Shorter terms are offered on a promotional basis or as required by applicable state, provincial or local regulations. As of March 31, 2003, approximately 20% of our clubs offered maximum financing terms that were shorter than 36 months. Initial membership fees are financed at a fixed annual percentage rate, which generally is between 16% and 18%, except where limited by applicable state and provincial laws. Financed portions of initial membership fees may be prepaid without penalty at any time during the financing term. Based on experience in 2002, we expect in excess of 90% of all new memberships originated during 2003 will be financed to some extent.

     We currently provide members with two payment methods for financed initial membership fees and monthly dues: electronic payments and monthly statements. Members may change their payment method between the electronic and monthly statement method at any time. These methods are described as follows:

•	Electronic Payments. This is the most popular method for payment of financed initial membership fees and monthly dues. Under this method, on approximately the same date each month, a fixed payment is either automatically (a) transferred via debit from a member’s bank account, or (b) charged to a member’s designated credit card. Electronic payment methods are consistently selected by more than 70% of new members at the time of origination.

•	Monthly Statements. New members electing not to pay by an electronic payment method are sent monthly statements setting forth the amount due and owing for their initial membership fees and monthly dues. Members then remit their payments to our processing and collection center in Norwalk, California.

     Minimum down payments are specified for financed initial membership fees to adequately defray both the initial account set-up cost as well as collection costs should the account become immediately delinquent. As a result, we cover the incremental cost of new membership processing and collection through the down payment and do not perform individual credit checks on members prior to sign up. We manage our credit risk by measuring, from past performance, the expected realizable value of financed initial membership fees for members paying by each of the payment methods and down payment levels. For example, our historical analysis indicates the collection experience for electronic payments is approximately 50% better than monthly statement accounts. As of December 31, 2002 and 2001, approximately 63% of financed initial membership fees were being paid by electronic payment methods.

Sales and Marketing

     We devote substantial resources to the marketing and promotion of our fitness centers and their services under each of the brands we operate. We believe strong marketing support is critical to attracting new members at both existing and new fitness centers. The majority of our fitness centers use the branded service mark “Bally Total Fitness,” including 10 upscale fitness centers that are known as “Bally Sports Clubs.” The nationwide use of the service mark enhances brand identity and increases advertising efficiencies. Pursuant to our strategy of targeted market segmentation, we have opened or acquired new facilities during the past few years that operate under more trendy or upscale brands, including 23 fitness centers as “Crunch Fitness”, 10 fitness centers as “The Sports Clubs of Canada”, seven as “Pinnacle Fitness” and six as “Gorilla Sports.”

     We operate fitness centers in over 50 major metropolitan areas representing 63% of the United States population and over 16% of the Canadian population, with 348 of our fitness centers located in the top 25 metropolitan areas in the United States and Toronto, Canada. Concentrating our fitness centers in major metropolitan areas increases the efficiency of our marketing and advertising programs and enhances brand identity and word-of-mouth marketing.

     We spent $55.5 million in 2002, $54.0 million in 2001 and $51.4 million in 2000, for advertising and promotion. Historically, we have primarily advertised on television and, to a lesser extent, through direct mail, newspapers, telephone directories, radio, outdoor signage and other promotional activities. We have placed increased emphasis in recent years on direct mail and other promotions based on extensive research activities we have undertaken.

     Our sales and marketing programs emphasize the benefits of health, physical fitness and exercise by appealing to the public’s desire to look and feel better. Advertisements are augmented with individual sales presentations made by sales personnel in our fitness centers. We believe the various membership and payment plans, in addition to our strong brand identity and the convenience of multiple locations, constitute distinct competitive advantages.

     Our marketing efforts also include corporate membership sales and in-club marketing programs. Open houses and other activities for members and their guests are used to foster member loyalty and introduce fitness centers to prospective members. Our nationally supported member referral program involves current members in the process of new member enrollments and enhance member loyalty.

     Direct mail reminders encourage renewal of existing memberships. We have approximately 130 employees at our regional member processing and collection centers dedicated primarily to inbound renewal programs and outbound telemarketing programs to existing members. Telemarketing is used predominately to offer services to members and, to a lesser extent, to attract prospective new members.

     We also attract membership interest from Internet visitors to our home page at www.ballyfitness.com and have developed strategic web-based partnerships. During 2002, the level of activity grew to more than 7 million unique users visiting the site, resulting in the issuance of over 220,000 guest passes and the collection of over 103,000 dues payments.

     In 2002, we continued to benefit from new and existing strategic marketing alliances heightening public awareness of our fitness centers and the Bally Total Fitness brand. Our licensed Bally Total Fitness line of portable exercise equipment is carried in more than 4,000 retail stores in the United States and Canada. In addition, we have strategic marketing alliances with leading consumer product companies such as AOL Time Warner, PepsiCo, Colgate-Palmolive, Unilever, Gatorade, Kellogg Company and Kraft Foods. These alliances provide products for our members to use and/or sample as well as an incremental source of revenue for us.

Account Servicing

     Membership contracts are administered and collected under uniform procedures implemented by our two member processing and collection centers. These centers enable us to centralize:

•	Member service;

•	Processing and collection of our membership accounts;

•	Telemarketing; and

•	Membership information systems.

     All collections for past-due accounts are initially handled internally by the member processing and collection centers. We systematically pursue past-due accounts by utilizing a series of computer-generated correspondence and telephone contacts. Our power-dialer system assists in the efficient administration of our in-house collection efforts. Based on the period of delinquency, members are contacted by collectors with varying degrees of expertise, with our less experienced collectors concentrating on early delinquencies, and our more experienced collectors pursuing seriously delinquent accounts. At 60 days past due, members are generally denied entry to the fitness centers. Delinquent accounts are generally written off after 90 or 180 days without payment, depending on delinquency history. Accounts that are written off are reported to credit reporting bureaus, and selected accounts are then sold to a third-party collection group.

     We prioritize our collection approach based on credit scores and club usage, among others, at various levels of delinquency. By tailoring our membership collection approach to reflect a delinquent member’s likelihood of payment, we believe that we can collect more of our membership receivables at a lower cost. To credit score, we use a national bureau, which charges a nominal fee per account.

Competition

     We are the largest commercial operator of fitness centers in North America in terms of revenues, number of members, and number and square footage of facilities. We are the largest operator, or among the largest operators, of fitness centers in every major market in which we operate fitness centers. Within each market, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals, and businesses for their employees, the YMCA and similar organizations, and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight-reducing salons and the home-use fitness equipment industry. We also compete, to some extent, with entertainment and retail businesses for the discretionary income of our target markets. However, we believe our brand identity, operating experience, membership options, ability to allocate advertising and administration costs over all of our fitness centers, nationwide operations, purchasing power and account processing and collection infrastructure, provide us with distinct competitive advantages. Future competitive factors may emerge which may lessen our ability to compete as effectively.

     We believe competition has increased to some extent in certain markets, reflecting the public’s enthusiasm for fitness and the decrease in the barriers to entry into the market due to financing available from, among others, landlords, equipment manufacturers and private equity sources. We believe our brand identity is strong, membership plans are affordable and we have the flexibility to be responsive to economic conditions.

     Our pursuit of new business initiatives, particularly the sale of weight loss services, nutritional products and apparel, has us competing against large, established companies with more experience selling products on a retail basis. In some instances, our competitors for these products have substantially greater financial resources than we have. We may not be able to compete effectively against these established companies.

Properties

     At March 31, 2003, we operated 413 fitness centers in 29 states and Canada. At March 31, 2003, we owned 50 fitness centers and leased either the land, building or both for the remainder of our fitness centers. Aggregate rent expense, including office and administrative space, was $129.1 million in 2002, $113.6 million in 2001 and $108.0 million in 2000. Most of our leases require us to pay real estate taxes, insurance, maintenance and, in the case of shopping center and office building locations, common-area maintenance fees. A limited number of leases also provide for percentage rental based on receipts. Various leases also provide for periodic rent adjustments based on changes in the Consumer Price Index, most with limits provided to protect us from large increases in annual rental payments. One fitness center accounted for between 1% to 2% of our net revenues during 2002. We believe we can accommodate increases in memberships with the existing capacity at our properties.

     The leases for fitness centers we have entered into in the last five years generally provide for an initial term of 15 years. Most leases give us at least one five-year option to renew and often two or more such options.

     Our executive office is located in leased office space in Chicago, Illinois. We also lease space in Norwalk, California and Towson, Maryland for our member processing and collection centers.

Trademarks and Trade Names

     The majority of our fitness centers use the service mark “Bally Total Fitness”, including 10 upscale centers that are known as “Bally Sports Clubs.” The nationwide use of the service mark enhances brand identity and increases advertising efficiencies. Pursuant to our strategy of targeted market segmentation, we have opened or acquired new facilities during the past few years that operate under upscale brands, including 26 fitness centers as “Crunch Fitness”, 10 fitness centers as “The Sports Clubs of Canada”, seven as “Pinnacle Fitness” and four as “Gorilla Sports.”

Seasonality of Business

     Historically, we experience greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter, while advertising expenditures are typically lower during the fourth quarter. Our products and services business have the effect of further increasing the seasonality of our business.

Employees

     At December 31, 2002, we had approximately 23,000 employees, including approximately 12,200 part-time employees. The distribution of our employees is summarized as follows:

•	Approximately 21,950 employees are involved in fitness center operations, including sales personnel, instructors, personal trainers, supervisory and facility personnel;

•	Approximately 850 employees are involved in the operation of our member processing and collection centers, including management information systems;

•	Approximately 80 employees are product and service development and operations support personnel; and

•	Approximately 120 employees are accounting, marketing, human resources, real estate, legal and administrative support personnel.

     We are not a party to a collective bargaining agreement with any of our employees. Although we experience high turnover of non-management personnel, historically we have not experienced difficulty in obtaining adequate replacement personnel. Periodically, our sales personnel become somewhat more difficult to replace due, in part, to increased competition for skilled retail sales personnel.

Government Regulation

     Our operations and business practices are subject to regulation at federal, state, provincial and local levels. The general rules and regulations of the FTC and of other federal, state, provincial and local consumer protection agencies apply to our advertising, sales and other trade practices.

     State and provincial statutes and regulations affecting the fitness industry have been enacted or proposed in all of the states and provinces in which we conduct business. Typically, these statutes and regulations prescribe certain forms and regulate the terms and provisions of membership contracts, including:

•	Giving the member the right to cancel the contract, in most cases, within three business days after signing;

•	Requiring an escrow for funds received from pre-opening sales or the posting of a bond or proof of financial responsibility; and, in some cases,

•	Establishing maximum prices and terms for membership contracts and limitations on the financing term of contracts.

     In addition, we are subject to numerous other types of federal, state and provincial regulations governing the sale, financing and collection of memberships, including, among others, the Truth-in-Lending Act and Regulation Z adopted thereunder, as well as state and provincial laws governing the collection of debts. These laws and regulations are subject to varying interpretations by a large number of state, provincial and federal enforcement agencies and the courts. We maintain internal review procedures in order to comply with these requirements and believe our activities are in substantial compliance with all applicable statutes, rules and decisions.

     Under so-called “cooling-off” statutes in most states and provinces we operate in, new members of fitness centers have the right to cancel their memberships for a period of three to 15 business days after the date the contract was entered into and are entitled to refunds of any payment made. The amount of time new members have to cancel their membership contract depends on the applicable state and provincial law. Further, our membership contracts provide that a member may cancel his or her membership at any time for qualified medical reasons or if the member relocates a certain distance away from our fitness center. In addition, a membership may be cancelled in the event of a member’s death. The specific procedures for cancellation in these circumstances vary according to differing state and provincial laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a fee is due upon cancellation, and we may offset that amount against any refunds owed.

     We are a party to several state and federal consent orders. The consent orders essentially require continued compliance with applicable laws and require us to refrain from activities not in compliance with applicable laws. From time to time, we make minor adjustments to our operating procedures to remain in compliance with those consent orders.

     Our nutritional products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (the “FDA”) and the FTC. For example, the FDA regulates the formulation, manufacture and labeling of vitamin and other nutritional supplements in the

United States while the FTC is principally charged with regulating marketing and advertising claims.

Legal Proceedings

     We are involved in various claims and lawsuits incidental to our business, including claims arising from accidents at our fitness centers. In the opinion of management, we are adequately insured against such claims and lawsuits, and any ultimate liability arising out of such claims and lawsuits will not have a material adverse effect on our financial condition or results of operations. In addition, from time to time, customer complaints are investigated by governmental bodies. In the opinion of management, none of the complaints or investigations currently pending will have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information concerning our executive officers and directors.

Name	Age	Position

Paul A. Toback	39	Chairman, President and Chief Executive Officer
John W. Dwyer	50	Executive Vice President, Chief Financial Officer and
		Director
William G. Fanelli	41	Senior Vice President, Finance
Julie Adams	57	Senior Vice President, Membership Services
Cary A. Gaan	57	Senior Vice President, Secretary and General Counsel
Harold Morgan	46	Senior Vice President, Chief Administrative Officer
John H. Wildman	43	Senior Vice President, Chief Operating Officer
Martin E. Franklin	38	Director
J. Kenneth Looloian	80	Director
James F. McAnally, M.D.	54	Director
John W. Rogers, Jr.	45	Director
Stephen C. Swid	62	Director

     Paul A. Toback was named Chairman of the Board of Directors in May 2003 and was elected a Director in March 2003 and President and Chief Executive Officer in December 2002, was Executive Vice President from February 2002 to December 2002, Chief Operating Officer from June 2001 to December 2002 and was Senior Vice President, Corporate Development from March 1998 to June 2001 and Vice President, Corporate Development in November 1997. From January 1995 to August 1997, Mr. Toback was Senior Vice President and Chief Operating Officer of Globetrotters Engineering Corp., and from January 1993 to December 1994, he served as Executive Assistant to the Chief of Staff at the White House. Prior to January 1993, Mr. Toback was Director of Administration for Mayor Daley in the City of Chicago. Mr. Toback is an attorney licensed to practice in the state of Illinois.

     John W. Dwyer was elected a Director in August 2001, Executive Vice President in November 1997, a Senior Vice President in 1995, Vice President and Chief Financial Officer in May 1994 and was Treasurer from October 1996 to June 2001. Mr. Dwyer was Corporate Controller of Bally Entertainment Corporation between June 1992 and December 1996 and a Vice President between December 1992 and December 1996.

     Julie Adams was elected Senior Vice President, Membership Services in February 2003, was Vice President, Membership Services from September 1997 to February 2003, Vice President, Controller from 1993 to September 1997, Controller from March 1991 to 1993 and Director of Financial Reporting from August 1985 to March 1991.

     William G. Fanelli was elected Senior Vice President, Finance in June 2001, was Senior Vice President, Operations from November 1997 to June 2001 and was Vice President, Strategic Operations from November 1996 to November 1997. Mr. Fanelli was Director, Business Development of Bally Entertainment Corporation from October 1993 to December 1996.

     Cary A. Gaan was elected Senior Vice President and General Counsel in January 1991 and Secretary in April 1996. Mr. Gaan served as a Vice President from 1987 to 1991.

     Harold Morgan was elected Senior Vice President, Chief Administrative Officer in February 2003, was Senior Vice President, Human Resources from September 1995 to February 2003 and was Vice President from January 1992 to September 1995. Mr. Morgan was Vice President, Human Resources of Bally Entertainment Corporation between December 1992 and December 1996.

     John H. Wildman was elected Senior Vice President, Chief Operating Officer in December 2002, was Senior Vice President, Sales and Marketing from November 1996 to December 2002 and Vice President, Marketing in September 1995. For approximately four years prior thereto, Mr. Wildman was a Senior Area Director.

     Martin E. Franklin has served as a Director since March 2003. Mr. Franklin is the Chairman and Chief Executive Officer of Jarden Corporation, a provider of niche consumer products used in the home. Mr. Franklin is also a principal and executive officer of a number of private investment entities, including Marlin Holdings, Inc. Mr. Franklin was the Chairman of the Board of Directors of Bolle Inc. from February 1997 until February 2000. Mr. Franklin has previously held positions as Chairman and Chief Executive Officer of Lumen Technologies, Inc. from May 1996 to December 1998, and Benson Eyecare Corporation from October 1992 to May 1996. Since January 2002, Mr. Franklin has served as the Chairman of the Board and a Director of Find/SVP, Inc.

     J. Kenneth Looloian has served as a Director since 1995. Mr. Looloian is a consultant to Di Giorgio Corporation and served as the Sr. Vice President, Chief Financial Officer of New Jersey Bell Telephone Company and Bellcore (now Telecordia Technologies) before his retirement.

     James F. McAnally, M.D. has served as a Director since 1995. Dr. McAnally is a private practitioner who specializes in hypertension and kidney disease. Dr. McAnally is also the Medical Director of Nephrology Services at Trinitas Hospital in Elizabeth, New Jersey and the Chief of Nephrology at Seton Hall University, School of Graduate Medical Education.

     John W. Rogers, Jr. has served as a Director since April 2003. Mr. Rogers is the Chairman and Chief Executive Officer of Ariel Capital Management, Inc. and also serves as a Director on the boards of Aon Corporation, Bank One Corporation, Exelon Corporation, GATX Corporation, Ariel Mutual Funds and McDonald’s Corporation.

     Stephen C. Swid has served as a Director since March 2003. Mr. Swid is Chairman and Chief Executive Officer of SESAC, Inc., one of three performing rights organizations in the United States.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

     Concurrently with the closing of this offering, we intend to enter into a five-year $90.0 million senior secured revolving credit facility maturing June 30, 2008. Our new credit facility will be secured by substantially all of our real and personal property (excluding installment contracts receivable) and will be guaranteed by substantially all of our existing and future restricted subsidiaries. The amount available under our new credit facility will be reduced by any outstanding letters of credit, which cannot exceed $30.0 million. The rate of interest on borrowings will be, at our option, generally based upon either the agent bank’s prime rate plus 2.25% to 2.75% depending on our leverage ratio or a Eurodollar rate plus 3.25% to 3.75%, in each case, depending on our leverage ratio. A commitment fee of one-half of 1% will be payable quarterly on the unused portion of our new credit facility or, if we use 33% or less of our new credit facility, the commitment fee will be 0.75% of the unused portion of the credit facility. Our new credit facility contains covenants that limit our ability to incur additional indebtedness, guarantee obligations, dispose of certain assets, prepay certain indebtedness and make certain investments or acquisitions. The final terms of the new credit facility are still being negotiated.

Senior Subordinated Notes due 2007

     In 1999, we exchanged the majority of our $225.0 million aggregate principal amount of 9 7/8% Senior Subordinated Series B Notes due 2007 and our $75.0 million aggregate principal amount of 9 7/8% Series Subordinated C Senior Notes due 2007 for a like principal amount of 9 7/8% Series D Senior Subordinated Notes due 2007. The Series B Notes not exchanged and the Series D Notes, which we refer to collectively as our Senior Subordinated Notes, mature on October 15, 2007. The Senior Subordinated Notes are not subject to any sinking fund requirement but are redeemable at our option, in whole or in part, with premiums ranging from a current premium of 4.9% to zero in 2005 and thereafter. Payment of the Senior Subordinated Notes is subordinated to the payment in full of all our senior indebtedness, including the notes and borrowings under the new credit facility. Interest on the Senior Subordinated Notes is payable semiannually on April 15 and October 15 of each year. The indenture governing the Senior Subordinated Notes contains covenants that limit our ability to incur additional indebtedness, pay dividends, prepay certain indebtedness, dispose of certain assets, create liens and make certain investments or acquisitions.

Securitization

     We have a master trust receivables securitization program through H & T Master Trust, which is comprised of a portfolio of membership fee installment sales contracts originated by Bally Total Fitness Corporation and its affiliates. The trust has from time to time issued series of certificates representing fractional ownership interests in the trust. As of March 31, 2003, the only series currently outstanding under this program is the $155.0 million Series 2001-1 certificates, which is a variable funding series issued in November 2001 and is currently in its revolving period. The certificates under this series are held and funded through a commercial paper conduit having a commitment to purchase $155.0 million of the certificates issued by the trust on a revolving basis with the amortization period currently scheduled to commence in December 2003, unless extended by the certificate holder or accelerated as a result of the occurrence of certain events. We are in the process of negotiating a renewal and extension of this facility. Based on initial discussions, we believe that the provider will agree to maintain its investment in $100.0 million of the certificates on a revolving basis until June 2005 and the remaining balance would then begin amortizing in September 2003, unless we obtain alternative forms of financing with respect to such balance. The final terms of the extension to the securitization facility are still being negotiated, and there is no assurance that we will be able to successfully extend or refinance the outstanding certificates.

Capital Lease Obligations and Mortgages

     From time to time in the ordinary course of our business we enter into capital leases and other secured obligations, principally mortgages, to finance our operations. As of March 31, 2003, we had approximately $84.8 million of outstanding capitalized lease and other secured obligations. These obligations are generally secured by the underlying assets relating to such capital leases or mortgages. As a result, the notes will be effectively subordinated to these capitalized leases and other secured obligations to the extent of the assets that constitute collateral securing these obligations.

INDEX TO CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

BALLY TOTAL FITNESS HOLDING CORPORATION

Unaudited Condensed Consolidating Balance Sheet at March 31, 2003.	P-2
Unaudited Consolidating Statement of Income for the three months ended March 31, 2003.	P-3
Unaudited Condensed Consolidating Statement of Cash Flows for the three months ended March 31, 2003.	P-4
Unaudited Consolidating Statement of Income for the three months ended March 31, 2002.	P-5
Unaudited Condensed Consolidating Statement of Cash Flows for the three months ended March 31, 2002.	P-6
Unaudited Condensed Consolidating Balance Sheet at December 31, 2002.	P-7
Unaudited Consolidating Statement of Income for the year ended December 31, 2002.	P-8
Unaudited Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2002.	P-9
Unaudited Condensed Consolidating Balance Sheet at December 31, 2001.	P-10
Unaudited Consolidating Statement of Income for the year ended December 31, 2001.	P-11
Unaudited Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2001.	P-12
Unaudited Consolidating Statement of Income for the year ended December 31, 2000.	P-13
Unaudited Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2000.	P-14

BALLY TOTAL FITNESS HOLDING CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

	March 31, 2003

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$—	$15,351	$541	$—	$15,892
Installment contracts receivable, net	—	—	280,023	—	280,023
Other current assets	—	90,310	1,549	—	91,859

Total current assets	—	105,661	282,113	—	387,774
Installment contracts receivable, net	—	—	256,457	—	256,457
Net property and equipment, at cost	—	603,916	43,699	—	647,615
Goodwill	31,390	187,747	23,797	—	242,934
Trademarks	6,767	202	—	—	6,969
Intangible assets, net	—	2,647	—	—	2,647
Deferred income taxes	—	76,997	—	—	76,997
Deferred membership origination costs	—	119,272	1,823	—	121,095
Investment in and advances to subsidiaries	1,033,096	572,835	6,811	(1,612,742)	—
Other assets	7,353	13,068	11,380	—	31,801

	$1,078,606	$1,682,345	$626,080	$(1,612,742)	$1,774,289

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$56,768	$349	$—	$57,117
Income taxes payable	—	1,540	5	—	1,545
Net affiliate payable	—	578,384	217,391	(795,775)	—
Deferred income taxes	—	26,711	591	—	27,302
Accrued liabilities	18,955	69,455	1,387	—	89,797
Current maturities of long-term debt	20,894	3,988	3,605	—	28,487
Deferred revenues	—	264,098	4,016	—	268,114

Total current liabilities	39,849	1,000,944	227,344	(795,775)	472,362
Long-term debt, less current maturities	499,197	18,264	174,155	—	691,616
Other liabilities	—	10,422	502	—	10,924
Deferred revenues	—	58,916	911	—	59,827
Stockholders’ equity	539,560	593,799	223,168	(816,967)	539,560

	$1,078,606	$1,682,345	$626,080	$(1,612,742)	$1,774,289

BALLY TOTAL FITNESS HOLDING CORPORATION

CONSOLIDATING STATEMENT OF INCOME

	Three Months Ended March 31, 2003

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
Net revenues:
Membership revenue	$—	$166,455	$6,624	$—	$173,079
Products and services	—	73,148	1,990	—	75,138
Miscellaneous revenue	—	4,510	382	—	4,892

	—	244,113	8,996	—	253,109
Operating costs and expenses:
Fitness center operations	—	135,298	5,491	—	140,789
Products and services	—	45,545	1,476	—	47,021
Member processing and collection centers	—	5,901	5,099	—	11,000
Advertising	—	17,581	352	—	17,933
General and administrative	961	6,769	849	—	8,579
Depreciation and amortization	—	18,848	727	—	19,575

	961	229,942	13,994	—	244,897

Operating income (loss) before interest and financing costs, equity in net income of subsidiaries and income taxes	(961)	14,171	(4,998)	—	8,212
Equity in net income of subsidiaries	21,250	—	—	(21,250)	—
Finance charges earned	—	—	18,883	—	18,883
Interest expense	(10,578)	(406)	(3,001)	—	(13,985)
Other, net	—	(515)	399	—	(116)

	(10,578)	(921)	16,281	—	4,782

Income before income taxes and cumulative effect of a change in accounting principle	9,711	13,250	11,283	(21,250)	12,994
Income tax provision	—	(3,118)	—	—	(3,118)

Income before cumulative effect of a change in accounting principle	9,711	10,132	11,283	(21,250)	9,876
Cumulative effect of a change in accounting principle	—	(165)	—	—	(165)

Net income	$9,711	$9,967	$11,283	$(21,250)	$9,711

BALLY TOTAL FITNESS HOLDING CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Three Months Ended March 31, 2003

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
OPERATING:
Net income before cumulative effect of a change in accounting principle	$9,711	$10,132	$11,283	$(21,250)	$9,876
Adjustments to reconcile to cash provided —
Depreciation and amortization, including amortization included in interest expense	708	18,895	965	—	20,568
Changes in operating assets and liabilities	5,128	2,471	(18,742)	—	(11,143)

Cash provided by (used in) operating activities	15,547	31,498	(6,494)	(21,250)	19,301
INVESTING:
Purchases and construction of property and equipment	—	(9,388)	(39)	—	(9,427)
Acquisitions of businesses and other	—	(308)	(95)	—	(403)
Investment in and advances to subsidiaries	(1,173)	(1,213)	(141)	2,527	—

Cash used in investing activities	(1,173)	(10,909)	(275)	2,527	(9,830)
FINANCING:
Debt transactions —
Net repayments under revolving credit agreement	(3,000)	—	—	—	(3,000)
Net borrowings (repayments) of other long-term debt	(11,747)	5,672	2,323	—	(3,752)
Change in affiliate payable	—	(20,108)	1,385	18,723	—
Debt issuance and refinancing costs	—	—	(107)	—	(107)

Cash provided by (used in) debt transactions	(14,747)	(14,436)	3,601	18,723	(6,859)
Equity transactions —
Proceeds from issuance of common stock under stock purchase and option plans	373	—	—	—	373

Cash provided by (used in) financing activities	(14,374)	(14,436)	3,601	18,723	(6,486)

Increase (decrease) in cash and equivalents	—	6,153	(3,168)	—	2,985
Cash and equivalents, beginning of year	—	9,198	3,709	—	12,907

Cash and equivalents, end of period	$—	$15,351	$541	$—	$15,892

BALLY TOTAL FITNESS HOLDING CORPORATION

CONSOLIDATING STATEMENT OF INCOME

	Three Months Ended March 31, 2002

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
Net revenues:
Membership revenue	$—	$176,218	$6,476	$—	$182,694
Products and services	—	50,877	1,540	—	52,417
Miscellaneous revenue	—	4,909	406	—	5,315

	—	232,004	8,422	—	240,426
Operating costs and expenses:
Fitness center operations	—	132,827	4,977	—	137,804
Products and services	—	31,916	1,117	—	33,033
Member processing and collection centers	—	7,859	3,093	—	10,952
Advertising	—	16,149	360	—	16,509
General and administrative	1,036	5,986	878	—	7,900
Depreciation and amortization	—	16,835	604	—	17,439

	1,036	211,572	11,029	—	223,637

Operating income (loss) before interest and financing costs, equity in net income of subsidiaries and income taxes	(1,036)	20,432	(2,607)	—	16,789
Equity in net income of subsidiaries	30,487	—	—	(30,487)	—
Finance charges earned	—	177	17,503	—	17,680
Interest expense	(10,049)	(376)	(4,218)	—	(14,643)
Other, net	—	(470)	544	—	74

	(10,049)	(669)	13,829	—	3,111

Income before income taxes	19,402	19,763	11,222	(30,487)	19,900
Income tax provision	—	(498)	—	—	(498)

Net income	$19,402	$19,265	$11,222	$(30,487)	$19,402

BALLY TOTAL FITNESS HOLDING CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Three Months Ended March 31, 2002

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
OPERATING:
Net income	$19,402	$19,265	$11,222	$(30,487)	$19,402
Adjustments to reconcile to cash provided —
Depreciation and amortization, including amortization included in interest expense	537	16,914	1,017	—	18,468
Changes in operating assets and liabilities	6,247	26,609	(42,781)	—	(9,925)

Cash provided by (used in) operating activities	26,186	62,788	(30,542)	(30,487)	27,945
INVESTING:
Purchases and construction of property and equipment	—	(21,907)	(1,125)	—	(23,032)
Purchases of real estate	—	(11,510)	—	—	(11,510)
Acquisitions of businesses and other	—	(2,515)	—	—	(2,515)
Investment in and advances to subsidiaries	(40,496)	(5,348)	—	45,844	—

Cash used in investing activities	(40,496)	(41,280)	(1,125)	45,844	(37,057)
FINANCING:
Debt transactions —
Net borrowings under revolving credit agreement	17,500	—	—	—	17,500
Net repayments of other long-term debt	(3,301)	(2,850)	(2,128)	—	(8,279)
Change in affiliate payable	—	(18,179)	33,536	(15,357)	—

Cash provided by (used in) debt transactions	14,199	(21,029)	31,408	(15,357)	9,221
Equity transactions —
Proceeds from issuance of common stock under stock purchase and option plans	971	—	—	—	971
Purchases of common stock for treasury	(860)	—	—	—	(860)

Cash provided by (used in) financing activities	14,310	(21,029)	31,408	(15,357)	9,332

Increase (decrease) in cash and equivalents	—	479	(259)	—	220
Cash and equivalents, beginning of year	—	8,435	875	—	9,310

Cash and equivalents, end of period	$—	$8,914	$616	$—	$9,530

BALLY TOTAL FITNESS HOLDING CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2002

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$—	$9,198	$3,709	$—	$12,907
Installment contracts receivable, net	—	2,416	269,115	—	271,531
Other current assets	—	91,073	1,691	—	92,764

Total current assets	—	102,687	274,515	—	377,202
Installment contracts receivable, net	—	2,230	248,844	—	251,074
Net property and equipment, at cost	—	613,142	44,397	—	657,539
Goodwill	31,390	187,762	23,702	—	242,854
Trademarks	6,767	202	—	—	6,969
Intangible assets, net	—	2,786	—	—	2,786
Deferred income taxes	—	81,314	—	—	81,314
Deferred membership origination costs	—	117,832	1,652	—	119,484
Investment in and advances to subsidiaries	1,031,923	571,250	6,670	(1,609,843)	—
Other assets	8,024	13,336	11,292	—	32,652

	$1,078,104	$1,692,541	$611,072	$(1,609,843)	$1,771,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$51,264	$488	$—	$51,752
Income taxes payable	—	1,493	4	—	1,497
Net affiliate payable	—	598,492	216,006	(814,498)	—
Deferred income taxes	—	28,712	591	—	29,303
Accrued liabilities	13,832	72,336	1,515	—	87,683
Current maturities of long-term debt	21,675	4,285	2,944	—	28,904
Deferred revenues	—	267,317	3,714	—	271,031

Total current liabilities	35,507	1,023,899	225,262	(814,498)	470,170
Long-term debt, less current maturities	513,121	12,236	172,493	—	697,850
Other liabilities	—	10,185	504	—	10,689
Deferred revenues	—	62,761	928	—	63,689
Stockholders’ equity	529,476	583,460	211,885	(795,345)	529,476

	$1,078,104	$1,692,541	$611,072	$(1,609,843)	$1,771,874

BALLY TOTAL FITNESS HOLDING CORPORATION

CONSOLIDATING STATEMENT OF INCOME

	Year Ended December 31, 2002

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
Net revenues:
Membership revenue	$—	$704,249	$26,340	$—	$730,589
Products and services	—	211,531	6,136	—	217,667
Miscellaneous revenue	—	18,161	1,723	—	19,884

	—	933,941	34,199	—	968,140
Special charge to membership receivable reserve	—	(55,000)	—	—	(55,000)

	—	878,941	34,199	—	913,140
Operating costs and expenses:
Fitness center operations	—	536,956	20,793	—	557,749
Products and services	—	136,958	4,612	—	141,570
Member processing and collection centers	—	27,378	17,962	—	45,340
Advertising	—	54,050	1,497	—	55,547
General and administrative	4,146	26,257	3,607	—	34,010
Special charges	7,330	9,897	—	—	17,227
Depreciation and amortization	—	71,912	2,511	—	74,423

	11,476	863,408	50,982	—	925,866

Operating income (loss) before interest and financing costs, equity in net income of subsidiaries and income taxes	(11,476)	15,533	(16,783)	—	(12,726)
Equity in net income of subsidiaries	56,802	—	—	(56,802)	—
Finance charges earned	—	610	67,161	—	67,771
Interest expense	(41,798)	(1,091)	(12,579)	—	(55,468)
Other, net	—	(1,888)	1,322	—	(566)

	(41,798)	(2,369)	55,904	—	11,737

Income (loss) before income taxes	3,528	13,164	39,121	(56,802)	(989)
Income tax benefit	—	4,495	22	—	4,517

Net income	$3,528	$17,659	$39,143	$(56,802)	$3,528

BALLY TOTAL FITNESS HOLDING CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2002

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
OPERATING:
Net income	$3,528	$17,659	$39,143	$(56,802)	$3,528
Adjustments to reconcile to cash provided —
Depreciation and amortization, including amortization included in interest expense	2,217	72,231	3,788	—	78,236
Changes in operating assets and liabilities	6,143	(40,656)	5,324	—	(29,189)
Stock-based compensation	926	—	—	—	926

Cash provided by operating activities	12,814	49,234	48,255	(56,802)	53,501
INVESTING:
Purchases and construction of property and equipment	—	(64,827)	(10,313)	—	(75,140)
Purchases of real estate	—	(11,510)	—	—	(11,510)
Acquisitions of businesses and other		(6,066)	(544)		(6,610)
Investment in and advances to subsidiaries	(47,104)	(10,011)	(4,870)	61,985	—

Cash used in investing activities	(47,104)	(92,414)	(15,727)	61,985	(93,260)
FINANCING:
Debt transactions —
Net borrowings under revolving credit agreement	31,500	—	—	—	31,500
Net borrowings (repayments) of other long-term debt	291	(15,918)	25,555	—	9,928
Change in affiliate payable	—	59,861	(54,678)	(5,183)	—
Debt issuance and refinancing costs	(934)	—	(571)	—	(1,505)

Cash provided by (used in) debt transactions	30,857	43,943	(29,694)	(5,183)	39,923
Equity transactions —
Proceeds from exercise of warrants	2,513	—	—	—	2,513
Proceeds from issuance of common stock under stock purchase and option plans	1,780	—	—	—	1,780
Purchases of common stock for treasury	(860)	—	—	—	(860)

Cash provided by (used in) financing activities	34,290	43,943	(29,694)	(5,183)	43,356

Increase in cash and equivalents	—	763	2,834	—	3,597
Cash and equivalents, beginning of year	—	8,435	875	—	9,310

Cash and equivalents, end of year	$—	$9,198	$3,709	$—	$12,907

BALLY TOTAL FITNESS HOLDING CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2001

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$—	$8,435	$875	$—	$9,310
Installment contracts receivable, net	—	2,643	251,769	—	254,412
Other current assets	—	97,134	1,964	—	99,098

Total current assets	—	108,212	254,608	—	362,820
Installment contracts receivable, net	—	2,863	270,744	—	273,607
Net property and equipment, at cost	—	592,040	36,594	—	628,634
Goodwill	31,390	172,145	23,166	—	226,701
Trademarks	6,767	202	—	—	6,969
Intangible assets, net	—	3,367	—	—	3,367
Deferred income taxes	—	76,104	—	—	76,104
Deferred membership origination costs	—	111,472	1,487	—	112,959
Investment in and advances to subsidiaries	975,964	557,079	1,800	(1,534,843)	—
Other assets	9,282	10,455	5,992	—	25,729

	$1,023,403	$1,633,939	$594,391	$(1,534,843)	$1,716,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$50,042	$429	$—	$50,471
Income taxes payable	—	2,027	(53)	—	1,974
Net affiliate payable	—	537,011	272,304	(809,315)	—
Deferred income taxes	—	31,658	688	—	32,346
Accrued liabilities	7,664	66,371	1,274	—	75,309
Current maturities of long- term debt	20,124	2,337	2,841	—	25,302
Deferred revenues	—	291,093	3,837	—	294,930

Total current liabilities	27,788	980,539	281,320	(809,315)	480,332
Long-term debt, less current maturities	482,881	16,508	140,480	—	639,869
Other liabilities	—	12,045	510	—	12,555
Deferred revenues	—	70,441	959	—	71,400
Stockholders’ equity	512,734	554,406	171,122	(725,528)	512,734

	$1,023,403	$1,633,939	$594,391	$(1,534,843)	$1,716,890

BALLY TOTAL FITNESS HOLDING CORPORATION

CONSOLIDATING STATEMENT OF INCOME

	Year Ended December 31, 2001

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
Net revenues:
Membership revenue	$—	$666,144	$23,403	$—	$689,547
Products and services	—	140,193	4,733	—	144,926
Miscellaneous revenue	—	15,716	1,854	—	17,570

	—	822,053	29,990	—	852,043
Operating costs and expenses:
Fitness center operations	—	475,256	21,681	—	496,937
Products and services	—	87,765	3,611	—	91,376
Member processing and collection centers	—	20,301	22,003	—	42,304
Advertising	—	52,447	1,555	—	54,002
General and administrative	4,111	23,130	2,485	—	29,726
Special charges	—	6,700	—	—	6,700
Depreciation and amortization	1,949	68,064	3,189	—	73,202

	6,060	733,663	54,524	—	794,247

Operating income (loss) before interest and financing costs, equity in net income of subsidiaries and income taxes	(6,060)	88,390	(24,534)	—	57,796
Equity in net income of subsidiaries	126,792	—	—	(126,792)	—
Finance charges earned	—	673	66,585	—	67,258
Interest expense	(40,025)	(987)	(17,836)	—	(58,848)
Other, net	—	(753)	1,504	—	751

	(40,025)	(1,067)	50,253	—	9,161

Income before income taxes	80,707	87,323	25,719	(126,792)	66,957
Income tax benefit	—	13,440	310	—	13,750

Net income	$80,707	$100,763	$26,029	$(126,792)	$80,707

BALLY TOTAL FITNESS HOLDING CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2001

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
OPERATING:
Net income	$80,707	$100,763	$26,029	$(126,792)	$80,707
Adjustments to reconcile to cash provided —
Depreciation and amortization, including amortization included in interest expense	3,879	66,770	6,216	—	76,865
Changes in operating assets and liabilities	(1,500)	(63,418)	9,118	—	(55,800)

Cash provided by operating activities	83,086	104,115	41,363	(126,792)	101,772
INVESTING:
Purchases and construction of property and equipment	—	(84,287)	(6,884)	—	(91,171)
Acquisitions of businesses and other	—	(28,879)	(1,813)	—	(30,692)
Investment in and advances to subsidiaries	(169,640)	(5,106)	—	174,746	—

Cash used in investing activities	(169,640)	(118,272)	(8,697)	174,746	(121,863)
FINANCING:
Debt transactions —
Net repayments under revolving credit agreement	(51,500)	—	—	—	(51,500)
Net borrowings (repayments) of other long-term debt	71,915	(28,666)	(39,145)	—	4,104
Change in affiliate payable	—	41,428	6,526	(47,954)	—
Debt issuance and refinancing costs	(2,153)	—	(2,416)	—	(4,569)

Cash provided by (used in) debt transactions	18,262	12,762	(35,035)	(47,954)	(51,965)
Equity transactions —
Proceeds from sale of common stock	53,827	—	—	—	53,827
Proceeds from exercise of warrants	11,609	—	—	—	11,609
Proceeds from issuance of common stock under stock purchase and option plans	2,856	—	—	—	2,856

Cash provided by (used in) financing activities	86,554	12,762	(35,035)	(47,954)	16,327

Decrease in cash and equivalents	—	(1,395)	(2,369)	—	(3,764)
Cash and equivalents, beginning of year	—	9,830	3,244	—	13,074

Cash and equivalents, end of year	$—	$8,435	$875	$—	$9,310

BALLY TOTAL FITNESS HOLDING CORPORATION

CONSOLIDATING STATEMENT OF INCOME

	Year Ended December 31, 2000

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
Net revenues:
Membership revenue	$—	$636,677	$22,602	$—	$659,279
Products and services	—	107,875	2,994	—	110,869
Miscellaneous revenue	—	14,573	1,141	—	15,714

	—	759,125	26,737	—	785,862
Operating costs and expenses:
Fitness center operations	—	449,176	17,526	—	466,702
Products and services	—	69,347	2,369	—	71,716
Member processing and collection centers	—	13,918	29,568	—	43,486
Advertising	—	50,330	1,113	—	51,443
General and administrative	4,322	24,595	47	—	28,964
Special charges	—	1,420	5,080	—	6,500
Depreciation and amortization	1,800	60,361	3,444	—	65,605

	6,122	669,147	59,147	—	734,416

Operating income (loss) before interest and financing costs, equity in net income of subsidiaries and income taxes	(6,122)	89,978	(32,410)	—	51,446
Equity in net income of subsidiaries	126,482	—	—	(126,482)	—
Finance charges earned	—	411	68,051	—	68,462
Interest expense	(41,750)	(773)	(19,535)	—	(62,058)
Other, net	—	101	1,659	—	1,760

	(41,750)	(261)	50,175	—	8,164

Income before income taxes	78,610	89,717	17,765	(126,482)	59,610
Income tax benefit (provision)	—	19,544	(544)	—	19,000

Net income	$78,610	$109,261	$17,221	$(126,482)	$78,610

BALLY TOTAL FITNESS HOLDING CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2000

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
	(Unaudited)
OPERATING:
Net income	$78,610	$109,261	$17,221	$(126,482)	$78,610
Adjustments to reconcile to cash provided —
Depreciation and amortization, including amortization included in interest expense	3,734	61,077	4,570	—	69,381
Changes in operating assets and liabilities	(2,299)	(41,690)	(54,835)	—	(98,824)

Cash provided by (used in) operating activities	80,045	128,648	(33,044)	(126,482)	49,167
INVESTING:
Purchases and construction of property and equipment	—	(97,909)	(6,830)	—	(104,739)
Purchases of real estate	—	(3,655)	—	—	(3,655)
Acquisitions of businesses and other	—	(4,066)	—	—	(4,066)
Investment in and advances to subsidiaries	(166,219)	(1,439)	—	167,658	—

Cash used in investing activities	(166,219)	(107,069)	(6,830)	167,658	(112,460)
FINANCING:
Debt transactions —
Net borrowings under revolving credit agreement	69,500	—	—	—	69,500
Net borrowings (repayments) of other long-term debt	14,596	(31,506)	(1,751)	—	(18,661)
Change in affiliate payable	—	(1,528)	42,704	(41,176)	—

Cash provided by (used in) debt transactions	$84,096	(33,034)	40,953	(41,176)	50,839
Equity transactions —
Proceeds from issuance of common stock under stock purchase and option plans	2,078	—	—	—	2,078

Cash provided by (used in) financing activities	86,174	(33,034)	40,953	(41,176)	52,917

Increase (decrease) in cash and equivalents	—	(11,455)	1,079	—	(10,376)
Cash and equivalents, beginning of year	—	21,285	2,165	—	23,450

Cash and equivalents, end of year	$—	$9,830	$3,244	$—	$13,074